EXECUTION VERSION
[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

*MASTER REPURCHASE AGREEMENT AND SECURITIES CONTRACT
AMONG
[*]Global Investment Bank 4, as buyer (“Buyer”)
Each Seller identified on the Addendum, as seller (“Seller”)
Each Guarantor, if identified on the Addendum, as guarantor (“Guarantor”)
Dated as of the Effective Date set forth in the Addendum

DB1/ 157604416.17

TABLE OF CONTENTS
Page
2.    Definitions    1
3.    Program; Initiation of Transactions    23
4.    Repurchase    25
5.    Price Differential    26
6.    Margin Maintenance    26
7.    Income Payments    27
8.    Payment and Transfer    29
9.    Conditions Precedent    29
10.    Program; Costs    33
11.    Servicing    34
12.    Representations and Warranties    36
13.    Covenants    40
14.    Events of Default    47
15.    Remedies Upon Default    50
16.    Reports    53
17.    Buyer’s Policies and Procedures Manual    55
18.    Repurchase Transactions    55
19.    [Reserved]    56
20.    Single Agreement    56
21.    Notices and Other Communications    56
22.    Entire Agreement; Severability    56
23.    Non-assignability    56
24.    Set-off    57
25.    Binding Effect; Governing Law; Jurisdiction    57
26.    No Waivers, Etc.    58
27.    Intent    59
28.    Power of Attorney    59
29.    Buyer May Act Through Affiliates    59
30.    Indemnification; Obligations    60
31.    Counterparts    60
32.    Confidentiality    60
33.    Recording of Communications    61
34.    Periodic Due Diligence Review    61
35.    Authorizations    62
36.    Documents Mutually Drafted    62
37.    Joint and Several    62
38.    Security Interest    62
39.    Recognition of the U.S. Special Resolution Regimes    62
40.    Physical Possession of Records and Files relating to the Purchased Assets    63
41.    Conflicts    63
42.    Third Party Beneficiary    63
    -i-

SCHEDULES
Schedule 1     Representations and Warranties with Respect to Underlying Mortgage Loans
Schedule 2    Representations and Warranties with Respect to the Trust Certificate
EXHIBITS
Exhibit A     [Reserved]
Exhibit B     Certificate of an Officer of the Seller, including a Form of Resolutions
Exhibit C     Form of Power of Attorney
Exhibit D     [Reserved]
Exhibit E     Form of Incumbency Certificate
Exhibit F    Form of Servicer Side Letter

    -ii-

This Master Repurchase Agreement and Securities Contract is dated as of the Effective Date by and among the Buyer, the Seller and the Guarantor.
1.Applicability
From time to time the parties hereto may enter into transactions (each, a “Transaction”) in which either (i) Seller agrees to sell to Buyer all of its right, title and interest in, to and under the Trust Certificate in exchange for the transfer of funds by Buyer to Seller representing the Purchase Price for the Trust Certificate or (ii) if the transaction described in the immediately preceding clause (i) has already been consummated with respect to the Trust Certificate, (a) Seller requests a Purchase Price Increase in connection with the conveyance to the Trust of additional Underlying Mortgage Loans, including the related Purchased Assets and (b) Buyer transfers funds constituting such Purchase Price Increase, thereby purchasing one hundred percent (100%) beneficial ownership in such additional Underlying Mortgage Loans, in each case with a simultaneous agreement by Buyer to transfer to Seller the Trust Certificate purchased by Buyer in a Transaction hereunder at a date certain or on demand, in exchange for the transfer of funds by Seller to Buyer representing the Repurchase Price for the Trust Certificate or such beneficial ownership in such Underlying Mortgage Loans. In addition, the Guarantor agrees to provide the Guaranty (as hereinafter defined) guarantying certain obligations of the Seller.
2.Definitions
a.    Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:
“1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Acceptable State” means any state, commonwealth, or federal district of the United States of America acceptable to Buyer in which a Qualified Originator is licensed to originate Mortgage Loans.
“Accepted Servicing Practices” means, with respect to any Underlying Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Underlying Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and, serviced in accordance with applicable Governmental Authority servicing practices and procedures, as applicable (and as may be amended or updated from time to time) and in each case, as set forth in this Agreement and the Manual.
“Accounts Receivable Rate” means the annual interest rate set forth on the Addendum for such term.
“Act of Insolvency” means, with respect to any Person or its Affiliates, (i) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding, or the voluntary joining of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief; (ii) the seeking of the appointment of a receiver, trustee, custodian or similar official for such party or an Affiliate or any substantial part of the property of either; (iii) the appointment of a receiver, conservator, or manager for such party or an Affiliate by any governmental agency or authority having the jurisdiction to do so; (iv) the making or offering by such party or an Affiliate of a composition with its creditors or a general assignment for the benefit of creditors; (v) the admission by such party or an Affiliate of such party of its inability to pay its debts or discharge its obligations as they become due or mature; or (vi) that any Governmental Authority or agency or any person, agency or entity acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such party or of any of its Affiliates, or shall have taken any action to displace the management of such party or of any of its Affiliates or to curtail its authority in the conduct of the business of such party or of any of its Affiliates.
“Addendum” means that certain Addendum hereto entered into contemporaneously with this Agreement, dated as of the Effective Date, among the Buyer, the Seller and the Guarantor, as may be amended, restated, supplemented or otherwise modified from time to time.
“Additional Covenants and Conditions” means the “Additional Covenants and Conditions” and the “Financial Covenants” (to the extent that such covenants are not already specifically set forth in this Agreement), as set forth in the Addendum.
“Affiliate” means, with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.
“Aggregate Claim Threshold” means the amount set forth on the Addendum for such term.
“Agreement” means, collectively, this Master Repurchase Agreement and Securities Contract, the Addendum, and each Schedule and Exhibit hereto and thereto, as such agreement may be amended, supplemented or otherwise modified from time to time.
“Allocated Purchase Price” means, with respect to any Underlying Mortgage Loan as of any date of determination, (1) the Purchase Price Percentage for such Underlying Mortgage Loan times the least of (i) the Market Value of such Underlying Mortgage Loan, (ii) the unpaid principal balance of such Underlying Mortgage Loan, or (iii) the Trust’s Acquisition Price minus (2) the sum of the amount, without duplication, of any Income received by Buyer attributable to such Underlying Mortgage Loan and applied after the Purchase Date therefor to that portion of the Purchase Price allocated to such Underlying Mortgage Loan by Buyer pursuant to Section 7(b).
“Alternative Documentation Mortgage Loan” means a Mortgage Loan for which the Mortgagor provided a form 1099, written verification of employment form 1005, certified profit & loss statement, or other documentation in lieu of bank statements or a full documentation review to document such Mortgagor’s income and eligibility in connection with the origination of such Mortgage Loan.
“Annual Cap” means, with respect to each calendar year, the aggregate maximum amount of expenses and indemnities payable or reimbursable pursuant to Section 7 hereof to the Trustee, which amount (x) prior to the occurrence of an Event of Default, shall not exceed $150,000 and (y) after an Event of Default has occurred and is continuing, shall not exceed $1,000,000.
“Anti-Corruption Laws” means: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances applicable to the Seller, Trust, Guarantor or their Affiliates.
“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which the Sellers, the Trust, the Guarantor or their Affiliates is located or doing business that relate to money laundering, any predicate crime to money laundering or any financial record keeping and reporting requirements related thereto.
“Anti–Terrorism Laws” means, any Requirements of Law relating to money laundering or terrorism, including Executive Order 13224 signed into law on September 23, 2001, the regulations promulgated by OFAC, and the Patriot Act.
“Applicable Rate” has the meaning set forth in the Addendum; provided, that if Buyer determines that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the selected Applicable Rate, then Buyer shall provide Seller with prompt notice thereof and Buyer shall use such other comparable rate that is being used in the relevant market until otherwise communicated to Seller. Buyer’s determination of Applicable Rate shall be conclusive, absent manifest error.
“Appraised Value” means the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.
“Asset Tape” means a data file comprised of origination and servicing information related to each Underlying Mortgage Loan, including, without limitation, specific information reasonably requested by Buyer in a form substantially similar to the form provided in the Manual.
“Assignment of Mortgage” means an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located.
“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended from time to time.
“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).
“Business Day” means any day other than (A) a Saturday, Sunday, or any federal holiday, and (B) a public or bank holiday in New York City or Wilmington, Delaware during which financial institutions are authorized or required to close.
“Buyer” has the meaning set forth on the first page of this Agreement.
“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
“Certificate Registrar” means Wilmington Trust, National Association, a national banking association, or any successor thereto, it its capacity as certificate registrar under the Trust Agreement.

“Change in Control” means:
(A)the sale, transfer, or other disposition of all or an amount equivalent to twenty-five percent (25%) or more of any Seller’s or any Guarantor’s assets (excluding any such action taken in connection with this Agreement or any securitization, mortgage servicing rights sale or whole loan transaction); or
(B)any transaction or event as a result of which the Investment Manager, directly or indirectly, ceases to act as investment manager of Guarantor; or
(C)Guarantor shall cease to own and control, of record and beneficially, directly or indirectly 100% of the ownership interests of the Seller; or
(D)Guarantors and Seller, collectively, shall cease to own and control, of record and beneficially, directly or indirectly 100% of the ownership interests of the Trust.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral Documents” means the documents in the Mortgage File delivered to a Custodian.
“Collection Account” means one or more accounts identified on the Addendum and established by or on behalf of the Servicer or Seller for the benefit of Buyer or assigned to the Buyer, into which all collections and proceeds on or in respect of the Purchased Assets, net of Escrow Payments, shall be deposited by Servicer or Seller and subject to a Collection Account Control Agreement.
“Collection Account Control Agreement” means a blocked account agreement providing the Buyer with control at all times over the Collection Account.
“Combined Loan-to-Value Ratio” or “CLTV” means with respect to any Mortgage Loan, the ratio of (i) the original outstanding principal amount of all mortgage loans secured by the Mortgaged Property, to (ii) the lesser of (a) the Appraised Value of the related Mortgaged Property at origination or (b) if the Mortgaged Property was purchased within twelve (12) months of the origination of such Mortgage Loan, the purchase price of the related Mortgaged Property.
“Cooperative Corporation” means with respect to any Cooperative Mortgage Loan, the cooperative apartment corporation that holds legal title to the related Cooperative Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.
“Cooperative Mortgage Loan” means a mortgage loan that is secured by a first lien on and perfected security interest in Cooperative Shares and the related Proprietary Lease granting exclusive rights to occupy the related Cooperative Unit in the building owned by the related Cooperative Corporation.
“Cooperative Project” means, with respect to any Cooperative Mortgage Loan, all real property and improvements thereto and rights therein and thereto owned by a Cooperative Corporation including, without limitation, the land, separate dwelling units and all common elements.

“Cooperative Shares” means, with respect to any Cooperative Mortgage Loan, the shares of stock issued by a Cooperative Corporation and allocated to a Cooperative Unit and represented by a stock certificate.
“Cooperative Unit” means, with respect to a Cooperative Mortgage Loan, a specific unit or apartment in a Cooperative Project.
“Credit Limit” means, with respect to each HELOC, the maximum amount permitted under the terms of the related Credit Line Agreement.
“Credit Line Agreement” means, with respect to each HELOC, the related home equity line of credit agreement, account agreement and promissory note (if any) executed by the related Mortgagor and any amendment or modification thereof.
“Cross Default Threshold” means the amount set forth on the Addendum for such term.
“Custodial Agreement” means (a) that certain Custodial Agreement, dated as of the date hereof, among the Buyer, the Seller, the Trust and U.S. Bank, National Association, and (b) that certain Custodial Agreement, dated as of the date hereof, among the Buyer, the Seller, the Trust and Wilmington Savings Fund Society, FSB, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Custodian” means any of, as the context requires, (a) U.S. Bank, National Association, (b) Wilmington Savings Fund Society, FSB, or (c) such other third party as specified in the Addendum and agreed to by Buyer and, prior to an Event of Default, Seller.
“Days Delinquent” means the number of days an Underlying Mortgage Loan is delinquent using the MBA Method of Delinquency.
“Default” means an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 47.2, 252.81 or 382.1, as applicable.
“Delivery Date” means any day on which the Buyer, Seller or an agent of the Seller delivers a Mortgage File to a Custodian.
“Dollars” and “$” means dollars in lawful currency of the United States of America.
“Draw” shall mean, with respect to each HELOC, an additional borrowing by the Mortgagor in accordance with the related Credit Line Agreement.
“DSCR Mortgage Loan” shall mean a Mortgage Loan originated for a business purpose, underwritten to the Underwriting Guidelines, secured by one or more non-owner occupied Mortgaged Properties, and where the primary purpose of each such Mortgaged Property is to serve as a rental investment property.
“Due Date” means the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Due Diligence Cap” means an amount equal to $50,000 per annum; provided that following the occurrence and during the continuation of an Event of Default, the amount shall be unlimited. For the avoidance of doubt, the Due Diligence Cap shall not apply to diligence of the Purchased Asset that are proposed to be sold to Buyer as Underlying Mortgage Loans under this Agreement.
“Effective Date” means the date set forth on the Addendum.
“Electronic Tracking Agreement” means an Electronic Tracking Agreement among Buyer, Seller, the Trust, MERS and MERSCORP Holdings, Inc., to the extent applicable as the same may be amended from time to time.
“Eligible Delinquent Loan” means any Mortgage Loan that is less than 60 Days Delinquent and, notwithstanding such delinquency, otherwise satisfies the representations and warranties set forth on Schedule 1.
“ERISA” means the Employee Retirement Income Security Act of 1974 and any successor thereto.
“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which, together with Seller, would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and regulations thereunder with respect to any Plan (excluding those for which the thirty (30) day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 303 of ERISA with respect to any Plan or the failure to timely make a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Plan pursuant to Section 4041 of ERISA of a notice of intent to terminate such plan in a distress termination described under Section 4041(c ) of ERISA; (iv) the imposition on Seller or any Affiliate of any liability (including any contingent liability) to or on account of any Plan pursuant to Section 4062, 4063, 4064, 4201 or 4104 of ERISA; (v) the institution by the PBGC of proceedings for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the imposition of liability on Seller or any Affiliate pursuant to Section 4062 or 4069 of ERISA pursuant to Section 4212 of ERISA; (vii) the receipt by Seller or its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 of ERISA or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA and (viii) the imposition of a lien pursuant to Section 430(k) of the Code with respect to a Plan.
“Errors and Omissions Insurance Policy” means, if applicable, an errors and omissions insurance policy to be maintained by the Seller pursuant to Section 13(e) hereof.
“Escrow Payments” means, with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.
“Event of Default” has the meaning specified in Section 14 hereof.
“FICO” means Fair Isaac Corporation, or any successor thereto.

“Fidelity Insurance Policy” means, if applicable, a fidelity insurance policy to be maintained by the Seller pursuant to Section 13(e) hereof.
“Financial Covenants” means the financial covenants for the Guarantor set forth in the Guaranty and the “Financial Covenants” (to the extent that such covenants are not already specifically set forth in this Agreement) set forth in the Addendum.
“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America and applied on a consistent basis.
“Governing Documents” means, with respect to any Person, its articles or certificate of incorporation or formation, by-laws, memorandum and articles of association, partnership, limited liability company, operating or trust agreement and/or other organizational, charter or governing documents, together with any amendments, restatement or supplements thereto.
“Governmental Authority” means any (a) nation or government, any state or other political subdivision thereof, (b) Person, agency, authority, instrumentality, court, regulatory body, central bank or other body or entity exercising executive, legislative, judicial, taxing, quasi–judicial, quasi–legislative, regulatory or administrative functions or powers of or pertaining to government, (c) court or arbitrator having jurisdiction over such Person, its Affiliates or its assets or properties, (d) stock exchange on which shares of stock of such Person are listed or admitted for trading or (e) accounting board or authority that is responsible for the establishment or interpretation of national or international accounting principles.
“Gross Margin” means, with respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note.
“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided, that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgaged Property, to the extent required by Buyer. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.
“Guarantor”, if applicable, has the meaning set forth in the Addendum.
“Guaranty” means that certain Guaranty of Guarantor dated as of the date set forth in the Guaranty as the same may be amended from time to time, pursuant to which Guarantor fully and unconditionally guarantees the obligations of the Seller hereunder.
“HELOC” shall mean a HELOC home equity revolving line of credit secured by a mortgage, deed of trust or other instrument creating a second lien on the related Mortgaged Property, which lien secures the related line of credit and that is underwritten in accordance with the Underwriting Guidelines.

“High Cost Mortgage Loan” means a Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994, as amended, or (b) a “high cost,” “threshold,” “covered,” “abusive,” “high risk” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).
“HUD” means the U.S. Department of Housing and Urban Development.
“Income” means with respect to any Purchased Asset, all of the following (in each case with respect to the entire par amount of the Purchased Asset represented by such Purchased Asset and not just with respect to the portion of the par amount represented by the Purchase Price advanced against such Purchased Asset): (a) all Principal Payments, (b) all Interest Payments, (c) all other income, distributions, receipts, payments, collections, prepayments, recoveries, proceeds (including insurance and condemnation proceeds) and other payments or amounts of any kind paid, received, collected, recovered or distributed on, in connection with or in respect of such Purchased Asset, including prepayment fees, extension fees, exit fees, any rental payments, if any, transfer fees, make whole fees, late charges, late fees and all other fees or charges of any kind or nature, premiums, yield maintenance charges, penalties, default interest, dividends, gains, receipts, allocations, rents, interests, profits, payments in kind, returns or repayment of contributions, net sale, foreclosure, liquidation, securitization or other disposition proceeds, insurance payments, settlements and proceeds, (d) all payments received from hedge counterparties pursuant to Interest Rate Protection Agreements related to such Underlying Mortgage Loans; and (e) all other “proceeds” as defined in Section 9-102(64) of the UCC, including all collections or distributions thereon or other income or receipts therefrom or in respect thereof; provided, that any amounts that under the applicable Collateral Documents are required to be deposited into and held in escrow or reserve to be used for a specific purpose, such as taxes and insurance, shall not be included in the term “Income” unless and until (i) an event of default exists under such Collateral Documents, (ii) the holder of the related Underlying Mortgage Loan has exercised or is entitled to exercise rights and remedies with respect to such amounts, (iii) such amounts are no longer required to be held for such purpose under such Collateral Documents, or (iv) such amounts may be applied to all or a portion of the outstanding indebtedness under such Collateral Documents.
“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within ninety (90) days after the date the respective goods are delivered or the respective services are rendered; (c) indebtedness to others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements, early purchase agreements, or like arrangements; (g) indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) to the extent not already included in clauses (a) through (i) above, any amounts either existing or reported on the financial statements of Guarantor, that Buyer determines, in its sole discretion, are obligations of such Person that should be included as “Indebtedness” hereunder.

“Index” means, with respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the applicable Mortgage Interest Rate.
“Index Floor” means the rate set forth on the Addendum for such term.
“Individual Claim Threshold” means the amount set forth on the Addendum for such term.
“Initial Purchase Date” means the date when the first purchase of Purchased Assets by Buyer from Seller is consummated.
“Interest Only Adjustment Date” means, with respect to each Interest Only Loan, the date, specified in the related Mortgage Note on which the Monthly Payment will be adjusted to include principal as well as interest.
“Interest Only Loan” means a Mortgage Loan which only requires payments of interest for a period of time specified in the related Mortgage Note.
“Interest Payments” means with respect to any Purchased Asset, all payments of interest received from time to time in connection with any such Purchased Asset.
“Interest Rate Adjustment Date” means the date on which an adjustment to the Mortgage Interest Rate with respect to each Mortgage Loan becomes effective.
“Interest Rate Protection Agreement” means, with respect to any or all of the Underlying Mortgage Loans, any short sale of a US Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, interest rate lock agreement or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller and/or Guarantor and an Affiliate of Buyer or such other party acceptable to Buyer in its sole discretion, which agreement is acceptable to Buyer in its sole discretion.
“Investment Manager” means Falcons I, LLC (in its capacity as investment manager of Guarantor).
“Judgment Threshold” means the amount set forth on the Addendum for such term.
“Lien” means any mortgage, lien, pledge, charge, security interest or similar encumbrance.
“Loan Margin” means the loan margin for the applicable Mortgage Loan set forth in the Sublimit, Rate and Term Schedule of the Addendum; provided, however, that upon the occurrence of a Default or Event of Default, the Loan Margin shall automatically be increased by the Post Default Rate Margin, even if the Buyer forebears exercising any of its rights and remedies as a result of such Default or Event of Default unless the Buyer specifically waives in writing its right to apply the Post Default Rate Margin upon the occurrence of a Default or Event of Default.
“Loan to Value Ratio” or “LTV” means with respect to any first lien Mortgage Loan, the ratio of the original outstanding principal amount of such Mortgage Loan, to the lesser of (a) the Appraised Value of the related Mortgaged Property at origination or (b) if the

Mortgaged Property was purchased within twelve (12) months of the origination of such Mortgage Loan, the purchase price of the related Mortgaged Property.
“Manual” has the meaning set forth in Section 17 hereof.
“Manufactured Home” means any dwelling unit built on a permanent chassis and attached to a permanent foundation system.
“Margin Call” has the meaning specified in Section 6(a) hereof.
“Margin Deadlines” has the meaning specified in Section 6(c) hereof.
“Margin Deficit” has the meaning specified in Section 6(a) hereof.
“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
“Margin Threshold” means two hundred fifty thousand dollars ($250,000).
“Market Value” means, with respect to any Underlying Mortgage Loan as of any date of determination, the whole loan servicing released fair market value of such Underlying Mortgage Loan on such date as determined by Buyer (or an Affiliate thereof) in its sole discretion; provided, however, that the methodology for such determination is consistent with Buyer’s determination of the market value used in repurchase facilities with substantially similar assets and similarly situated counterparties. Without limiting the generality of the foregoing, Seller acknowledges that the Market Value of an Underlying Mortgage Loan may be reduced to zero by Buyer if:
(i)a breach of (a) a representation or warranty set forth in Schedule 1 or (b) any Additional Covenants and Conditions set forth in the Addendum, in each case with respect to such Underlying Mortgage Loan has occurred and is continuing;
(ii)such Underlying Mortgage Loan is or becomes a Sub-Performing Mortgage Loan;
(iii)such Underlying Mortgage Loan has been released from the possession of the applicable Custodian under the related Custodial Agreement (other than to a Servicer or attorney pursuant to a bailee letter) for a period in excess of fifteen (15) days;
(iv)such Underlying Mortgage Loan has been subject to a Transaction hereunder for a period of greater than the Maximum Transaction Duration identified on the Addendum for such Underlying Mortgage Loan; provided, however, that in no event shall an Underlying Mortgage Loan be subject to a Transaction for greater than 540 days;
(v)Buyer determines that there is a flaw in such Underlying Mortgage Loan which materially impacts the eligibility of such Underlying Mortgage Loan for whole loan sale or securitization in a transaction consistent with the prevailing sale or securitization industry; provided, that if Buyer makes such determination, Buyer shall notify Seller of such flaw and shall allow the Seller two (2) Business Days to cure such flaw;
(vi)when the Allocated Purchase Price for an Underlying Mortgage Loan is added to other Underlying Mortgage Loans that are of the same type of Mortgage Loan, the aggregate Allocated Purchase Price of all such type of Underlying Mortgage Loans exceeds the applicable Sublimit for such type of Mortgage Loans; provided, however, that only the portion of the Allocated Purchase Price of such Underlying Mortgage Loan in excess of the applicable Sublimit may be reduced to zero;
(vii)when the Allocated Purchase Price for such Underlying Mortgage Loan is added to other Underlying Mortgage Loans, the aggregate Allocated Purchase Price of all Underlying Mortgage Loans exceeds the Maximum Aggregate Purchase Price; provided, however, that only the portion of the Allocated Purchase Price of such Underlying Mortgage Loan in excess of the Maximum Aggregate Purchase Price may be reduced to zero; or
(viii)when the Allocated Purchase Price for such Underlying Mortgage Loan is added to other Purchased Assets, the aggregate Purchase Price of all Purchased Assets exceeds the Maximum Aggregate Purchase Price; provided, however, that only the portion of the Allocated Purchase Price of such Purchased Assets in excess of the Maximum Aggregate Purchase Price may be reduced to zero.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of any Seller, the Trust, any Guarantor or any Affiliate that is a party to any Program Agreement taken as a whole; (b) a material impairment of the ability of any Seller, the Trust any Guarantor or any Affiliate that is a party to any Program Agreement to perform under any Program Agreement and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Agreement against Seller, the Trust, any Guarantor or any Affiliate that is a party to any Program Agreement.
“Maximum Aggregate Purchase Price” means the amount set forth on the Addendum for such term.
“Maximum Transaction Duration” means the number of days that an Underlying Mortgage Loan can be subject to a Transaction as set forth on the Sublimit, Rate and Term Schedule of the Addendum.
“MBA Method of Delinquency” means, with respect to each Underlying Mortgage Loan, the methodology used by the Mortgage Bankers Association for assessing delinquency. For the avoidance of doubt, under the MBA Method of Delinquency, an Underlying Mortgage Loan is considered “30 days delinquent” if the Mortgagor fails to make a monthly payment prior to the close of business on the day that immediately precedes the due date on which the next monthly payment is due. For example, an Underlying Mortgage Loan will be considered thirty (30) days delinquent if the Mortgagor fails to make a monthly payment originally due on November 1 by the close of business on November 30.
“MERS” means Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.
“MERS Designated Mortgage Loan” means a mortgage loan for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Trust, in accordance with MERS Procedures Manual and (b) the Seller has designated or shall promptly designate the Trust as the servicer or subservicer in the MERS System.
“MERS Procedures Manual” has the meaning set forth in the Electronic Tracking Agreement.
“MERS System” means the system of recording transfers of mortgages electronically maintained by MERS.

“MOM Mortgage Loan” means any mortgage loan as to which MERS is acting as mortgagee, solely as nominee for the originator of such mortgage loan and its successors and assigns.
“Monthly Payment” means the scheduled monthly payment of principal and/or interest on a Mortgage Loan.
“Monthly Waterfall Date” means the date identified in the Addendum.
“Mortgage” means each mortgage, assignment of rents, security agreement and fixture filing, deed of trust, deed to secure debt, or similar instrument creating and evidencing a lien on real property and other property and rights incidental thereto.
“Mortgage File” means, with respect to a Mortgage Loan, the documents and instruments relating to such Mortgage Loan and in the form set forth in the Manual.
“Mortgage Interest Rate” means the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.
“Mortgage Interest Rate Cap” means, with respect to an adjustable rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.
“Mortgage Loan” means any fixed or floating rate, one-to-four-family residential mortgage loan that is evidenced by a Mortgage Note and secured by a Mortgage; provided, however, that such mortgage loan will only be considered a “Mortgage Loan” for the purposes of this Agreement if such mortgage loan is of the type listed on the Sublimit, Rate and Term Schedule of the Addendum under the heading “Mortgage Loans” which may include the following types of mortgage loans: DSCR Mortgage Loans, Non-QM Mortgage Loans, Second Lien Mortgage Loans, HELOCs and Qualified Mortgage Loans. If a type of mortgage loan is not listed in the Sublimit, Rate and Term Schedule of the Addendum, such types of mortgage loans shall not be purchased by the Buyer hereunder and the sublimit, pricing and purchase price categories shall be inapplicable.
“Mortgage Loan Schedule” means with respect to any Transaction as of any date, a mortgage loan schedule in the form of either (a) the schedule attached to the Manual or (b) a computer tape or other electronic medium generated by Seller and delivered to Buyer and the applicable Custodian, which provides information (including, without limitation, the information in the schedule attached to the Manual) relating to the Underlying Mortgage Loans in a format acceptable to Buyer.
“Mortgage Note” means the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage, or, in the case of a HELOC, the related Credit Line Agreement.
“Mortgaged Property” means the real property (and with respect to any Cooperative Mortgage Loan, the Cooperative Unit) securing repayment of the debt evidenced by a Mortgage Note.
“Mortgagor” means the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.
“Multiemployer Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA) that is a multiemployer plan as defined in Section 3(37) of ERISA to which the Seller or any of its ERISA Affiliates makes or is obligated to make contributions or to which the Seller or any of its ERISA Affiliates within the last six (6) preceding plan years has made or been obligated to make contributions.
“Negative Amortization” means the portion of interest accrued at the Mortgage Interest Rate in any month which exceeds the Monthly Payment on the related Mortgage Loan for such month and which, pursuant to the terms of the Mortgage Note, is added to the principal balance of the Mortgage Loan.
“No Ratio Mortgage Loan” means a Mortgage Loan for which the debt-to-income ratio or debt service coverage ratio of the related Mortgagor was not considered in connection with the origination of such Mortgage Loan.
“Non-QM Mortgage Loan” means a Mortgage Loan originated on or after January 10, 2014, which does not (i) meet the requirements of Section 1026.43(e)(1)(i) of Regulation Z and (ii) is not a Qualified Mortgage.
“NRSRO” means a nationally recognized statistical rating organization.
“Obligations” means (a) all of Seller’s indebtedness, obligations to pay the Repurchase Price on the Repurchase Date, the Price Differential on each Repurchase Date, and other obligations and liabilities, to Buyer, its Affiliates or any Servicer or Custodian arising under, or in connection with, the Program Agreements, whether now existing or hereafter arising; (b) any sums paid by Buyer or on behalf of Buyer in order to preserve any Purchased Assets or Buyer’s interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Assets, or of any exercise by Buyer of its rights under the Program Agreements, including, without limitation, attorneys’ fees and disbursements and court costs; and (d) all of Seller’s indemnity obligations to Buyer or any Servicer or Custodian pursuant to the Program Agreements.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Officer’s Compliance Certificate” means a certificate of a Responsible Officer of Guarantor in the form of Exhibit A attached to the Guaranty.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Person” means an individual, partnership (general, limited or otherwise), corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA that is subject to Title IV of ERISA other than a Multiemployer Plan to which the Seller or any of its ERISA Affiliates makes or is obligated to make contributions or to which the Seller or any of its ERISA Affiliates within the last six (6) preceding plan years has made or been obligated to make contributions.

“Pledge Agreement” means that certain (x) residual pledge agreement, dated as of the date hereof, by Pledgor in favor of the Buyer, and (y) pledge agreement, dated as of the date hereof, by the Trust in favor of the Buyer, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Pledgor” means Angel Oak Mortgage Solutions, LLC.
“Post Default Rate Margin” means the percentage set forth on the Addendum for such term.
“Price Differential” means with respect to any Transaction as of any date of determination, an amount equal to the sum of the products of, with respect to each Underlying Mortgage Loan, (A) the Pricing Rate applicable to such Underlying Mortgage Loan and (B) the Allocated Purchase Price of such Underlying Mortgage Loan, calculated daily on the basis of a three hundred sixty (360) day year for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date.
“Pricing Rate” means, with respect to each Underlying Mortgage Loan, a rate per annum equal to (x) the greater of (A) the Index Floor or (B) the Applicable Rate, plus (y) the applicable Loan Margin for such Underlying Mortgage Loan.
“Principal Payments” means for any Purchased Asset, all payments and prepayments of principal received and applied as principal toward the Purchase Price for such Purchased Asset, including insurance and condemnation proceeds and recoveries from liquidation or foreclosure.
“Processing Agent” shall mean each such Person so designated pursuant to Section 13(jj) hereof.
“Professional Liability Insurance Policy” means, if applicable, a professional liability insurance policy to be maintained by or on behalf of the Seller pursuant to Section 13(e) hereof.
“Program Agreements” means, collectively, each Servicing Agreement, if any, the Servicer Side Letter, if any, each Custodial Agreement, this Agreement, the Collection Account Control Agreement, the Seller’s Clearing Account Control Agreement, each Pledge Agreement, the Electronic Tracking Agreement, if any, and the Guaranty, if any, and any other agreements entered into in connection herewith between the Buyer and the Seller.
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“Proprietary Lease” means the lease on a Cooperative Unit evidencing the possessory interest of the owner of the Cooperative Shares in such Cooperative Unit.
“Purchase Date” means either (i) the date on which the Trust Certificate is sold by Seller to Buyer hereunder or (ii) the date on which there is a Purchase Price Increase with respect to the Trust Certificate in connection with the conveyance to the Trust of one (1) or more Underlying Mortgage Loan(s).
“Purchase Price” means, with respect to the Trust Certificate, (a) as of the Initial Purchase Date, an amount equal to the lesser of the (1) amount requested by the Seller and (2)

the sum of the Purchase Price Percentage for each Underlying Mortgage Loan times the least of (i) the Market Value of each Underlying Mortgage Loan, (ii) the unpaid principal balance of each Underlying Mortgage Loan, or (iii) the Trust’s Acquisition Price for each Underlying Mortgage Loan and (b) as of any other date, the amount calculated on the Initial Purchase Date in the preceding clause (a), (i) increased by the amount of any Purchase Price Increase related to the conveyance to the Trust of additional Underlying Mortgage Loans, (ii) reduced by any Purchase Price Decrease required to be paid by Seller pursuant to Section 4(a), (iii) reduced by any amount of Margin Deficit transferred by Seller to Buyer pursuant to Section 6 and applied to the Purchase Price of the Trust Certificate, (iv) reduced by any Principal Payments remitted to the Collection Account and which were applied to the Purchase Price of the Trust Certificate by Buyer pursuant to Section 7(b) and (v) reduced by any payments made by Seller in reduction of the outstanding Purchase Price, in each case before or as of such determination date with respect to the Trust Certificate.
“Purchase Price Decrease” means a decrease in the Purchase Price by an amount equal to the Allocated Purchase Price of any Underlying Mortgage Loan removed from the Trust on the related Purchase Price Decrease Date.
“Purchase Price Decrease Date” means, with respect to any Underlying Mortgage Loan, the earliest to occur of (i) any date on which such Underlying Mortgage Loan becomes an ineligible under this Agreement or the Addendum, (ii) any date on which the Market Value of such Underlying Mortgage Loan is reduced to zero, (iii) any date determined by application of the respective Maximum Transaction Duration, or (iv) any other date communicated by Buyer to Seller in connection with the funding of a Transaction.
“Purchase Price Increase” means an increase in the Purchase Price for the Trust Certificate equal to the amount of the Allocated Purchase Price of each Underlying Mortgage Loan conveyed to the Trust, as requested by Seller pursuant to Section 3(c) hereof.
“Purchase Price Percentage” means, the maximum allowable percentage determined by Buyer for an Underlying Mortgage Loan in accordance with the Sublimit, Rate and Term Schedule of the Addendum, and in accordance with the Manual with respect to aged loan curtailments.  The Purchase Price Percentage may be reduced to zero for any Mortgage Loan that becomes an ineligible Mortgage Loan.
“Purchased Assets” means (i) the Trust Certificate, (ii) Seller’s interest in the Underlying Mortgage Loans, the Records, and all related Servicing Rights, the Program Agreements (to the extent such Program Agreements and Seller’s right thereunder relate to the Underlying Mortgage Loans), any interest in Mortgaged Property relating to the Underlying Mortgage Loans, all insurance policies and insurance proceeds relating to any Underlying Mortgage Loan or the related Mortgaged Property, including, but not limited to, any payments or proceeds under any related primary insurance and hazard insurance, and Income, (iii) all amounts in the Collection Account, (iv) all amounts in the Seller’s Clearing Account, (v) any account to which Income related to the Underlying Mortgage Loans is deposited, (vi) accounts (including any interest of Seller in escrow accounts) and any other contract rights, instruments, accounts, payments, rights to payment (including payments of interest or finance charges) general intangibles and other assets relating to the foregoing (including, without limitation, any other accounts) or any interest in the foregoing, and (vii) any proceeds (including the related securitization proceeds) and distributions with respect to any of the foregoing and (viii) any other property, rights, title or interests as are specified on a Transaction Request and/or Trust Receipt, in all instances, whether now owned or hereafter acquired, now existing or hereafter created.

“Qualified Insurer” means a mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and approved as an insurer by Fannie Mae or Freddie Mac.
“Qualified Mortgage Loan” shall mean a “qualified mortgage” as such term is defined under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, and any regulations, rulings, interpretations or order promulgated by any Governmental Authority thereunder.
“Qualified Originator” means an originator of Underlying Mortgage Loans which is acceptable under the Underwriting Guidelines.
“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller, Servicer or any other person or entity with respect to an Underlying Mortgage Loan. Records shall include the Mortgage Notes, any Mortgages, the Mortgage Files, the credit files related to the Underlying Mortgage Loan, and any other instruments necessary to document or service a Mortgage Loan.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Remittance Report” means a report containing servicing payment information, with respect to the Underlying Mortgage Loans serviced by Seller or any Servicer for the immediately prior month or months (or any portion thereof), as applicable, including, without limitation, those fields acceptable to Buyer, on a loan-by-loan basis and in the aggregate.
“Reporting Date” means the time period set forth in the Addendum for such term.
“Reporting Period” means the time period set forth in the Addendum for such term.
“Repurchase Date” means the date occurring on the earliest of (i) the Termination Date, (ii) the date determined by application of Section 15 hereof, (iii) any other date agreed to in writing between Buyer and Seller prior to the related Purchase Date with respect to an Underlying Mortgage Loan, or (iv) the date determined pursuant to Section 4 hereof.
“Repurchase Price” means the price at which Purchased Assets are to be transferred from Buyer to Seller upon termination of a Transaction, on the Repurchase Date or at any other time specified in this Agreement, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price for such Purchased Assets and the accrued but unpaid Price Differential as of the date of such determination and any fees and expenses charged by the Buyer and payable by the Seller as set forth on the Addendum and any custodial fees as set forth on the Addendum with respect to such Purchased Assets and all other fees and expenses incurred by the Buyer.
“Required Insurance Amount” means the amount set forth on the Addendum for such term.
“Required Insurance Policy” means any Fidelity Insurance Policy, Errors and Omissions Insurance Policy, Professional Liability Insurance Policy or any other insurance policy that may be required by Buyer, in each case, as set forth in the Addendum.

“Requirements of Law” means, with respect to any Person, all Governing Documents and existing and future laws, treaties, rules, regulations, statutes, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority, judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other Governmental Authority, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” means as to any Person, the chief executive officer, president, general partner, managing member, non-member manager, or, with respect to financial matters, the chief financial officer of such Person, or if such positions do not exist, any such similar positions.
“Sanction” or “Sanctions” means individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and Anti-Terrorism laws, including but not limited to those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the U.S. Treasury Department Office of Foreign Assets Control (OFAC), the U.S. State Department, the U.S. Department of Commerce, or through any existing or future Executive Order, (b) the United Nations Security Council, (c) the European Union, (d) the United Kingdom, or (e) any other governmental authorities with jurisdiction over the Seller, Guarantor or their Affiliates.
“Sanctioned Target” means any individual, entity, group, sector, territory, or country that is the target of any Sanctions, including without limitation, any legal entity that is deemed to be a target of Sanctions based on the direct or indirect ownership or control of such entity by any other Sanctioned Target(s).
“SEC” means the Securities and Exchange Commission, or any successor thereto.
“Second Lien Mortgage Loan” means a Mortgage Loan that is subject to a senior first lien on the related Mortgaged Property.
“Seller” has the meaning set forth on the Addendum.
“Seller’s Account for Remittance” means an account identified on the Addendum and established in the name of Seller into which Buyer will remit funds in accordance with Section 8 hereof.
“Seller’s Clearing Account” means an account identified on the Addendum and established at [*]Global Investment Bank 4 or one of its Affiliates, in the name of Seller and subject to a Seller’s Clearing Account Control Agreement with Buyer or another insured financial institution, into which certain amounts shall be deposited or withdrawn, which shall at all times contain a balance at least equal to the Seller’s Clearing Account Threshold, as such amount may be adjusted from time to time by Buyer in its sole discretion, and subject to set off by Buyer with respect to any Obligations.
“Seller’s Clearing Account Control Agreement” means a blocked account agreement providing the Buyer with control at all times over the Seller’s Clearing Account.
“Seller’s Clearing Account Threshold” means the amount set forth on the Addendum for such term; if no such amount is specified on the Addendum then such amount is zero.
“Servicer” means (a) NewRez LLC d/b/a Shellpoint Mortgage Servicing, (b) Select Portfolio Servicing, Inc. or (c) any other servicer approved by Buyer in its sole discretion to service Underlying Mortgage Loans on behalf of Buyer, which may be Seller or such other third party as set forth on the Addendum that has executed a Servicing Agreement.
“Servicer Side Letter” has the meaning set forth in Section 11(d) hereof.
“Servicing Agreement” means a separate written agreement with a third party servicer to service the Underlying Mortgage Loans.
“Servicing Rights” means contractual, possessory or other rights of the Seller or any third party servicer to administer or service the Underlying Mortgage Loans, including, without limitation, the right to collect Monthly Payments.
“Settlement Account” means one or more accounts established at [*]Global Investment Bank 4 or one of its Affiliates, by and in the name of the Buyer, into which all Income shall be deposited or transferred from the Collection Account.
“Shipment Order” means an electronically transmitted request for shipment of Collateral Documents, substantially in the form attached to each Custodial Agreement or otherwise contemplated by the related Custodial Agreement.
“SOFR” means, with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) at http://www.newyorkfed.org, or any successor source.
“SOFR Adjustment” has the meaning set forth in the Addendum.
“Special Purpose Entity” means a Person, other than an individual, other than as otherwise expressly permitted by this Agreement or the other Program Agreements, which is: formed or organized solely for the purpose of holding, directly or indirectly, an ownership interest in one or more Underlying Mortgage Loans, does not engage in any business unrelated to the Underlying Mortgage Loans, does not have any assets, has its own separate books and records and will not commingle its funds in each case which are separate and apart from the books and records of any other Person, and is subject to all of the limitations on the powers set forth in the Governing Documents of such Person as in effect on the date hereof, and holds itself out as a Person separate and apart from any other Person and otherwise complies with all of the covenants set forth in Section 13(nn) hereof in all material respects, in each case, except as prohibited by Requirements of Law.
“Sublimit” means the limit and/or Weighted Average Thresholds, as applicable, for the applicable Mortgage Loan type set forth in the Sublimit, Rate and Term Schedule of the Addendum.
“Sublimit, Rate and Term Schedule” means Schedule 3A, Schedule 3B and Schedule 3C of the Addendum.
“Sub-Performing Mortgage Loan” means a mortgage loan that is or has been 60 Days Delinquent or more.
“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“Term SOFR” means the forward-looking term rate for one-month SOFR that has been selected or recommended by the Relevant Governmental Body plus the SOFR Adjustment.
“Termination Date” has the meaning set forth on the Addendum or any other earlier date determined by the Buyer in its sole discretion; provided, however, that in the case of an Event of Default hereunder, the date immediately upon which such Event of Default has occurred.
“Transaction” has the meaning set forth in Section 1 hereof.
“Transaction Request” means a request from Seller to Buyer to enter into a Transaction, submitted through Buyer’s on-line warehouse loan system.
“Treasury Regulations” means regulations, including proposed or temporary regulations, promulgated under the Code by the United States Treasury Department. References herein to specific provisions of proposed or temporary regulations shall include analogous provisions of final regulations or other successor regulations.
“Trust” means Willow Mortgage Trust, a Delaware statutory trust.
“Trust’s Acquisition Price” means the price that the Trust paid a third party for a Mortgage Loan in the event that the Seller did not originate such Mortgage Loan.
“Trust Agreement” means that certain Amended and Restated Trust Agreement, dated as of October 6, 2025 by and between the Trustee and the Seller, as depositor, as the same may be amended, restated, supplemented, or otherwise modified from time to time.
“Trust Certificate” means the certificate issued pursuant to the Trust Agreement and representing 100% of the Trust Interests of the Trust, which Trust Interests are backed by and represent 100% of the beneficial and economic interests in the Underlying Mortgage Loans and the related Purchased Assets held by the Trust.
“Trust Interests” means any and all of the ownership interests, including units of trust interest designated as “securities” (as defined in Section 8-102 of the UCC), in the Trust, including, without limitation, all rights to participate in the operation or management of the Trust and all its rights to properties, assets, trust interests and distributions under the Trust Agreement in respect of such trust interests. “Trust Interests” also include (i) all accounts receivable arising out of the Trust Agreement; (ii) all general intangibles arising out of the Trust Agreement; and (iii) to the extent not otherwise included, all proceeds of any and all of the foregoing, and any and all contractual rights of in, to and under any revenue sharing or similar agreement to receive all or any portion of the revenues or profits of the Trust.
“Trust Receipt” means, with respect to any Transaction as of any date, a receipt and certification in the form attached as an exhibit to the related Custodial Agreement or otherwise contemplated by the related Custodial Agreement.
“Trustee” means Wilmington Trust, National Association, a national banking association, or any successor thereto, it its capacity as trustee under the Trust Agreement.

“UCC” means the Uniform Commercial Code as in effect on the Effective Date in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.
“Underlying Mortgage Loans” means the collective reference to the Mortgage Loans conveyed to the Trust for which the legal title is held by the Trust and that are listed on the related Mortgage Loan Schedule attached to the related Transaction Request, which such Mortgage Loans the applicable Custodian has been instructed to hold pursuant to the related Custodial Agreement.
“Underwriting Guidelines” means the standards, procedures and guidelines of (x) the administrator of the Seller for underwriting and acquiring Mortgage Loans, which are set forth in the written policies and procedures of the administrator of the Seller or (y) any other Person for underwriting and acquiring Mortgage Loans, if approved in writing by Buyer in its sole discretion.
“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title 11 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.
“US Treasury Security” means a negotiable debt obligation issued by the U.S. government for a specific amount and maturity, with any related income being exempt from state and local tax income tax.
“Volcker Rule” means Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, and any regulations, rulings, interpretations or orders promulgated by any Governmental Authority having jurisdiction thereunder, as codified at 12 U.S.C. § 1851.
a.    b.    Headings are for convenience only and do not affect interpretation. The singular includes the plural and conversely. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a Section, Subsection, Paragraph, Subparagraph, Clause, Addendum, Annex, Schedule or Exhibit is, unless otherwise specified, a reference to a Section, Subsection, Paragraph, Subparagraph or Clause of, or Addendum, Annex, Schedule or Exhibit to, this Agreement, all of which are hereby incorporated herein by this reference and made a part hereof. The word “any” is not limiting and means “any and all” unless the context clearly requires or the language provides otherwise. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” The words “will” and “shall” have the same meaning and effect. A reference to day or days without further qualification means calendar days. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed in accordance with GAAP, and all accounting determinations, financial computations and financial statements required hereunder shall be made in accordance with GAAP, without duplication of amounts, and on a consolidated basis with all Subsidiaries.
3.Program; Initiation of Transactions
a.In the sole discretion of Buyer, Buyer may purchase from Seller all right, title and interest in and to the Trust Certificate and thereafter, from time to time, Buyer may fund a

Purchase Price Increase with respect to the Trust Certificate in connection with the conveyance of additional Underlying Mortgage Loans to the Trust. This Agreement is not a commitment by Buyer to enter into Transactions with Seller but rather sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with Seller. Seller hereby acknowledges that Buyer is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Agreement. All Underlying Mortgage Loans shall comply with the Underwriting Guidelines, and shall be serviced by Servicer on the behalf of Buyer. The aggregate Purchase Price (taking into account, for the avoidance of doubt, any Purchase Price Increases with respect to the Trust Certificate) under this Agreement shall not exceed the Maximum Aggregate Purchase Price.
b.With respect to each Transaction, Seller shall provide notice of either (i) the proposed sale of the Trust Certificate or (ii) the proposed Purchase Price Increase in respect of additional Underlying Mortgage Loans proposed to be conveyed to the Trust and, in either case, comply with the procedures set forth in the Manual. Following receipt of such request, Buyer may enter into such requested Transaction or may notify Seller of its intention not to enter into such Transaction for any reason. In the event the Mortgage Loan Schedule provided by Seller contains erroneous computer data, is not formatted properly or the computer fields are otherwise improperly aligned, Buyer shall provide written or electronic notice to Seller describing such error and Seller may either (a) give Buyer written or electronic authority to correct the computer data, reformat the Mortgage Loans or properly align the computer fields or (b) correct the computer data, reformat or properly align the computer fields itself and resubmit the Mortgage Loan Schedule as required herein.
c.In the event that the Seller gives Buyer authority to correct the computer data, reformat the Mortgage Loan Schedule or properly align the computer fields, the Seller shall hold Buyer harmless for such correction, reformatting or realigning, as applicable, except as otherwise expressly provided herein.
In the event that Seller requires the return of any Collateral Documents, upon its execution of a release pursuant to the terms of the applicable Custodial Agreement, the Buyer shall authorize the applicable Custodian to deliver any Collateral Documents to the Seller for correction. The Seller shall be fully liable for any failure or delay in the return or handling of any documents delivered to the Seller in accordance with the terms of such release.
d.Upon the satisfaction of the applicable conditions precedent set forth in Section 9 hereof, either (i) all of Seller’s right, title and interest in the Trust Certificate (including all undivided beneficial interest in the Underlying Mortgage Loans and the related Purchased Assets) shall pass to Buyer on the Purchase Date therefore, subject to the transfer of the Purchase Price to Seller, or (ii) Seller shall direct or cause the conveyance of additional Underlying Mortgage Loans to the Trust on the Purchase Date therefor, subject to the transfer of the Purchase Price Increase to Seller in an amount equal to the Allocated Purchase Price for such Underlying Mortgage Loans. In the event that Seller requests that the Buyer remit by wire transfer an amount in excess of the Purchase Price or Purchase Price Increase, as applicable, in connection with the purchase of any Purchased Assets, such excess amount shall be remitted from the Seller’s Clearing Account to the Buyer, provided that such remittance does not leave the Seller’s Clearing Account with less than the Seller’s Clearing Account Threshold. Upon transfer of the Purchased Assets to Buyer as set forth in this Section 3 and until termination of any related Transactions as set forth in Sections 4 or 15 of this Agreement, ownership of each Purchased Asset, including the beneficial interest in each document in the related Mortgage File and Records, is vested in Buyer; provided that, prior to the recordation by the applicable Custodian as provided for in the related Custodial Agreement, record title in the name of the

Trust to each Underlying Mortgage Loan shall be retained by the Trust in trust, for the benefit of Buyer, for the sole purpose of facilitating the servicing and the supervision of the servicing of the Underlying Mortgage Loans.
e.[Reserved.]
f.On the Purchase Date for the Trust Certificate, Seller shall deliver to Buyer the original copy of the Trust Certificate, registered in the name of Buyer, and any other documents or instruments necessary in the opinion of Buyer to effect and perfect a legally valid delivery of the Trust Certificate to Buyer. Delivery of the Trust Certificate shall be made to Buyer in accordance with Buyer’s instructions. The delivery of the Trust Certificate in accordance with this Section 3(e), or any other method acceptable to Buyer in its discretion, shall be effected in a manner sufficient to cause Buyer to be the “entitlement holder” (as defined in Section 8-102(a)(7) of the UCC) with respect to the Trust Certificate and, if the Transaction is recharacterized as a secured financing, to have a perfected first priority security interest therein. No evidence of any beneficial interest in the Trust the related Trust Certificate for which is purchased in a Transaction by Buyer shall (i) remain in the possession of Seller or (ii) remain in the name of Seller or any of its Affiliates or agents, or in any account in the name of Seller or any of its Affiliates or agents.
g.Upon the sale and transfer of the Trust Certificate to Buyer as set forth in Section 3(e) and until the termination of the related Transaction and payment of the related Repurchase Price, legal title and control of the Trust Certificate shall vest exclusively in Buyer. The Trust Certificate purchased by Buyer hereunder shall be held by Buyer so long as ownership thereof vests in Buyer.
h.Buyer, as holder of the Trust Certificate purchased by Buyer hereunder, shall be entitled to exercise any and all corporate rights with respect to the Trust Certificate, including, without limitation (i) the right to direct Trustee under the Trust Agreement, subject to the provisions thereof; provided, notwithstanding the foregoing, the Seller may, prior to the occurrence of an Event of Default, direct the Trustee in the management of the Trust pursuant to the Trust Agreement, (ii) the right to direct any Servicer under the related Servicing Agreement, and (iii) the right to vote on all matters relating to the Trust Certificate which arise under the Trust Agreement. Notwithstanding the foregoing, Buyer shall not be required to cast any vote, exercise any corporate right or take any corporate action, in its capacity as holder of the Trust Certificate, that would, in the determination of Buyer, impair, reduce the value of or otherwise materially and adversely affect the Trust Certificate or that would be inconsistent with or result in the violation of any provision of this Agreement or any other Program Agreement.
i.Seller hereby agrees to pay any and all costs and expenses incurred by any party (including reasonable attorneys’ fees and expenses) in connection with any registration of the Trust Certificate purchased by Buyer in a Transaction hereunder in the name of Buyer and any ultimate re-registration or assignment of the Trust Certificate in the name of Seller or its designee.
j.With respect to each HELOC, if a Mortgagor requests an increase in the related Credit Limit, the Trust, shall, in its sole discretion, either accept or reject the Mortgagor’s request in accordance with Underwriting Guidelines and notify the Buyer in writing of Trust’s decision. If the request for a Credit Limit increase is accepted by the Trust, the increase will be effected by the Trust through modification of the Mortgage Loan with the Mortgagor. Trust shall deliver to the Buyer an updated Mortgage Loan Schedule reflecting the modification to the Mortgage Loan and shall deliver any modified Mortgage Loan documents to the related Custodian. Notwithstanding anything to the contrary herein, in no event shall Buyer have any obligation to fund any Draws with respect to any HELOC.

4.Repurchase
a.Seller shall, on the Purchase Price Decrease Date for each Underlying Mortgage Loan, cause the remittance to Buyer of the portion of the Repurchase Price allocable to such Underlying Mortgage Loan in accordance with wire instructions provided to Seller by Buyer from time to time. Upon receipt of such Repurchase Price amount, Buyer shall apply such portion of the Repurchase Price to reduce the Allocated Purchase Price with respect to such Underlying Mortgage Loan. In addition, provided that no Event of Default shall have occurred and be continuing, Buyer shall be deemed to have simultaneously released its security interest in such Underlying Mortgage Loan and shall authorize the applicable Custodian to release to Seller or its designee the Collateral Documents for such Underlying Mortgage Loan and Seller shall take, or cause the Trust to take, physical possession of such Underlying Mortgage Loan from Buyer or its designee (including the applicable Custodian) at Seller’s expense.
b.Seller shall repurchase the Trust Certificate from Buyer on the Repurchase Date at the Repurchase Price for the Trust Certificate. Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Asset (but liquidation or foreclosure proceeds received by Buyer shall be applied to reduce the Repurchase Price for the Trust Certificate on the Repurchase Date except as otherwise provided herein). Seller is obligated to repurchase the Trust Certificate and take, or cause the Trust to take, physical possession of the Purchased Assets from Buyer or its designee (including the applicable Custodian) at Seller’s expense on the Repurchase Date. Seller may elect to repurchase the Trust Certificate at any time by providing the documentation as required in the Manual, if any. In connection with any repurchase of the Trust Certificate by the Seller and any termination of this Agreement, Buyer agrees to reasonably cooperate with the Seller (including, but not limited to, by agreeing to return the physical Trust Certificate and agreeing to the filing of any UCC termination statements).
c.Provided that all outstanding Obligations have been satisfied upon repurchase of the Trust Certificate, Buyer agrees to release its ownership interest hereunder in the Purchased Assets and assign and transfer the Trust Certificate to Seller or to Seller’s designee. With respect to payments in full by the related Mortgagor of an Underlying Mortgage Loan, Seller agrees to (i) promptly provide or cause Servicer to provide Buyer with a copy of a report from the related Servicer indicating that such Underlying Mortgage Loan has been paid in full, and (ii) remit to the Collection Account, pursuant to the terms of the Servicer Side Letter, an amount equal to the Allocated Purchase Price with respect to such Underlying Mortgage Loans. Buyer agrees to release its ownership interest in Underlying Mortgage Loans which have been prepaid in full after receipt of evidence of compliance with clauses (i) and (ii) of the immediately preceding sentence.
5.Price differential
Notwithstanding that Buyer and Seller intend that the Transactions hereunder be a sale to Buyer of the Purchased Assets, Seller shall pay to Buyer the accrued value of the Price Differential on each Monthly Waterfall Date in accordance with Section 7(b). The Pricing Rate shall change in accordance with the Applicable Rate, and shall be reset on the first (1st) Business Day of each week (or such other date as determined by Buyer in its sole discretion) that an Underlying Mortgage Loan is subject to a Transaction.

6.Margin Maintenance
a.If on any date, and at Buyer’s discretion, the product of either (A) the lesser of (i) the current Market Value of an Underlying Mortgage Loan, or (ii) the unpaid principal balance of any individual Underlying Mortgage Loan, times the current Purchase Price Percentage for such Underlying Mortgage Loan, or (B) the current Market Value of all Underlying Mortgage Loans times the current Purchase Price Percentage for all Underlying Mortgage Loans, is less than the then current Allocated Purchase Price with respect to an individual Underlying Mortgage Loan or the aggregate Allocated Purchase Price of all Underlying Mortgage Loans, as applicable, as of such date (such deficit, a “Margin Deficit”) is equal to or greater than the Margin Threshold, Buyer may provide notice to Seller (as such notice is more particularly set forth below and in Sections 6(b) and 6(c) below, a “Margin Call”) of such Margin Deficit.
b.Upon the issuance of a Margin Call Seller shall, in Seller’s sole discretion, (i) transfer cash to Buyer to satisfy the Margin Deficit, (ii) remove the affected Underlying Mortgage Loan from the Trust and effect a Purchase Price Decrease or (iii) transfer to Buyer cash or additional Underlying Mortgage Loans approved by Buyer in its sole commercially reasonable discretion so that such Margin Deficit is satisfied. In connection with exercising remedies pursuant to this Section 6(b), Buyer shall apply funds received in connection with a Margin Call in such manner as Buyer determines to eliminate the Margin Deficit. Once a Margin Deficit has been satisfied, the related Margin Call shall have been satisfied.
c.A Margin Call may be given by any written or electronic means. Notice given before 10:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Deficit satisfied, no later than 5:00 p.m. (New York City time) on such Business Day or such later time as may be communicated by Buyer to Seller in its sole discretion; notice given after 10:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Deficit satisfied, no later than 5:00 p.m. (New York City time) on the following Business Day or such later time as may be communicated by Buyer to Seller in its sole discretion (the foregoing time requirements for satisfying a Margin Deficit, the “Margin Deadlines”). The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.
d.In the event that a Margin Deficit in excess of a Margin Threshold exists or any other funds are due and payable to Buyer, Buyer may, with prior written notice to Seller, (i) retain any funds received by it to which the Seller would otherwise be entitled hereunder or exercise control over any funds in the Seller’s Clearing Account and remit such funds to the Settlement Account, which funds shall be held and applied by Buyer against such Margin Deficit, and (ii) apply any excess funds after application against such Margin Deficit against amounts due and owing, or any shortfall with respect to any Underlying Mortgage Loan. Notwithstanding the foregoing, the Buyer retains the right, in its discretion, to make a Margin Call in accordance with the provisions of this Section 6.
7.Income Payments
a.If Income is paid in respect of any Underlying Mortgage Loan during the term of a Transaction, such Income shall be the property of Buyer. Such Income shall be deposited in the Collection Account by either the Seller or the applicable Servicer in accordance with Section 11(c). All deposits contained in the Collection Account will be transferred to the Settlement Account on a monthly basis in accordance with Section 11(c).

b.Prior to an Event of Default, on the Monthly Waterfall Date, Buyer shall apply all Income in the Settlement Account as follows:
First, pro rata, to the Trustee and Certificate Registrar, any accrued and unpaid fees, expenses and indemnity amounts (including reasonable attorneys’ fees) due and payable to the Trustee or Certificate Registrar (as such and in its individual capacity) pursuant to the Trust Agreement and not previously remitted to it, subject to the Annual Cap;
Second, to Buyer to reduce the outstanding Allocated Purchase Price for all Underlying Mortgage Loans by an amount sufficient to eliminate any outstanding Margin Deficit and Seller’s obligation to satisfy such Margin Deficit (without limiting Seller’s obligation to satisfy such Margin Deficit in a timely manner as required by Section 6 to the extent not otherwise satisfied);
Third, to Buyer, the amount of any Income relating to prepayments of principal in full, or any voluntary partial prepayments, with respect to an Underlying Mortgage Loan for application to the Repurchase Price and applicable portion of the Purchase Price for each such Purchased Asset;
Fourth, to Buyer, any accrued and unpaid Price Differential;
Fifth, to the payment of related out-of-pocket costs and expenses due and payable under the Program Agreements, including reasonable compensation to Buyer’s agents and counsel, and all out-of-pocket expenses, liabilities and advances due and payable by or on behalf of Buyer in connection therewith;
Sixth, to the payment of all other amounts due and payable by the Seller under the Program Agreements;
Seventh, to the payment of any other amounts due and payable by the Seller or any Affiliate to the Buyer under any other instrument or agreement, in accordance with Section 24;
Eighth, to the Servicer, if and only if such party is a third party, costs and fees it is entitled to under the related Servicing Agreement to the extent not already covered thereunder;
Ninth, to the Trustee and Certificate Registrar, any accrued and unpaid fees, expenses and indemnity amounts (including reasonable attorneys’ fees) due and payable to the Trustee and Certificate Registrar (as such and in its individual capacity) pursuant to the Trust Agreement and to the extent not previously remitted to it pursuant to clause Second of this Section 7(b); and
Tenth, to the Seller, any remainder, by remittance to the Seller’s Clearing Account.

If there are insufficient funds in the Collection Account or Settlement Account to pay the amounts set forth in Section 7(b) First through Ninth, Seller shall promptly pay to Buyer in immediately available funds the amount of such deficit.
c.If an Event of Default has occurred, notwithstanding any provision set forth herein, Buyer may retain and apply Income contained in the Collection Account for (i) first, to any accrued and unpaid fees, expenses and indemnity amounts due and payable to the Trustee and Certificate Registrar (as such and in its individual capacity) pursuant to the Trust Agreement owed to the Trustee and Certificate Registrar, subject to the Annual Cap, and (ii) second, to the payment of all outstanding Obligations under this Agreement including, any related out-of-pocket costs and expenses owed under the Program Agreements, including reasonable compensation to Buyer’s agents and counsel, and all expenses, liabilities and advances made or incurred by or on behalf of Buyer in connection therewith. After all Obligations under this Agreement have been paid in full, Buyer shall distribute to Seller any remaining Income; provided, however, that if Seller has failed to repurchase the Purchased Assets and Buyer has exercised its rights in a “deemed sale” of the Purchased Assets as set forth in Section 15 herein, then Seller shall not be entitled to any remaining Income.
d.Pursuant to the terms of the Servicer Side Letter, Seller shall, or shall cause Servicer to, deposit any prepayment of principal in full with respect to an Underlying Mortgage Loan into the Collection Account. Any partial prepayments with respect to an Underlying Mortgage Loan may be voluntarily remitted by the Seller or Servicer, as applicable, to either the Collection Account or the Settlement Account, for application in accordance with Section 7(b).
e.Notwithstanding anything to the contrary set forth herein, to the extent that any Income (excluding principal prepayments in full) is not deposited in the Collection Account, upon notice by Buyer to Seller, Seller shall immediately remit to the Settlement Account all such Income received by Servicer or Seller in respect of the Purchased Assets.
8.Payment and Transfer
Unless otherwise mutually agreed in writing, all transfers of funds to be made by the Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at the Settlement Account or such other account as Buyer shall specify to Seller in writing. Seller acknowledges that it has no rights of withdrawal from the Settlement Account; however, Buyer, in its discretion, may, by written notice, allow Seller to withdraw money from the Settlement Account in accordance with the terms of the Manual. Any amounts in respect of Repurchase Price for the Trust Certificate received by Buyer in the Settlement Account after 2:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day. From time to time, the Seller may request in writing that a wire transfer be made from the Seller’s Clearing Account and Buyer may approve such request provided that the Seller’s Clearing Account Threshold is maintained and there are sufficient funds remaining to satisfy any other amounts that are currently due and payable under this Agreement, including, but not limited to, any Margin Deficit. Upon approval of such a request, the Buyer will remit funds to Seller’s Account for Remittance.
9.Conditions Precedent
a.Initial Transaction. As conditions precedent to the initial Transaction, Buyer shall have received on or before the day of such initial Transaction the following, in form and substance satisfactory to Buyer and duly executed by Seller where applicable, Guarantor and each other party thereto:
(1)Program Agreements. The Program Agreements duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver, except with respect to the Electronic Tracking Agreement, which shall be duly executed and delivered by the parties thereto and shall be in full force and effect.
(2)Security Interest. Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Trust Certificate, Seller’s interest in the Underlying Mortgage Loans, and other Purchased Assets have been taken, including, without limitation, duly authorized and filed UCC financing statements on Form UCC 1.
(3)Governing Documents. A certificate of a Responsible Officer of Seller, Guarantor and the Trust substantially in the form of Exhibit B hereto, or in another form acceptable to Buyer in its discretion, attaching certified copies of such party’s Governing Documents and corporate or other resolutions approving the Program Agreements and transactions thereunder (either specifically or by general resolution) and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Agreements.
(4)Good Standing Certificate. A certified copy of a good standing certificate from the jurisdiction of organization of Seller, Guarantor and the Trust dated as of no earlier than the date which is thirty (30) days prior to the Effective Date with respect to the initial Transaction hereunder.
(5)Incumbency Certificate. An incumbency certificate of the corporate secretary, general partner or other similar person of Seller, Guarantor, Trustee and the Trust substantially in the form of Exhibit E hereto, or in another form acceptable to Buyer in its discretion, certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Program Agreements.
(6)Underwriting Guidelines. A true and correct copy of the applicable Underwriting Guidelines.
(7)Legal Opinion. Seller, Guarantor, the Trust and the Trustee shall provide a legal opinion in form and substance reasonably acceptable to Buyer.
(8)Fees. Payment of any fees due to Buyer hereunder (including, without limitation, any fees and expenses charged by Buyer and payable by Seller as set forth on Schedule 1 to the Addendum).
(9)Manual. Seller shall have received, reviewed and agreed to comply with the Manual.
(10)Collection Account. Evidence that the Collection Account has been established by the Seller or the Servicer, and the fully executed Collection Account Control Agreement.
(11)Settlement Account. The Settlement Account has been established by Buyer.

(12)Seller’s Clearing Account. Evidence that the Seller’s Clearing Account has been established by the Seller and contains at least the Seller’s Clearing Account Threshold, and the fully executed Seller’s Clearing Account Control Agreement.
(13)[Reserved].
(14)Due Diligence Review. Buyer shall have completed, to its satisfaction, its due diligence review of Seller, Guarantor and Trust.
(15)Anti-Corruption and Anti-Money Laundering. Buyer has completed to its satisfaction such due diligence (including, Buyer’s “Know Your Customer”, Anti-Corruption Laws, Sanctions and Anti-Money Laundering Laws diligence) and modeling as Buyer may require.
(16)Trust Certificate. Buyer has received the Trust Certificate to be purchased by Buyer in the proposed Transaction.
(17)Trust Agreement. Buyer has received an executed copy of the Trust Agreement and has approved same.
b.All Transactions. Buyer will not enter into a Transaction unless all of the following conditions precedent are satisfied:
(1)Due Diligence Review. Without limiting the generality of Section 34 hereof, Buyer shall have completed, to its satisfaction, its due diligence review of the related Underlying Mortgage Loans.
(2)Required Documents. With respect to each Underlying Mortgage Loan, the Mortgage File has been delivered to the applicable Custodian in accordance with the requirements of the related Custodial Agreement; and
(3)Transaction Documents. Buyer or its designee shall have received, within the timeframe specified in the Manual, the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:
(a)A Transaction Request, and, as applicable, an Interest Rate Protection Agreement;
(b)The related Mortgage Loan Schedule, and the Trust Receipt;
(c)Any other documents required to be delivered by the Manual; and
(d)Such certificates, opinions of counsel or other documents as Buyer may reasonably request.
(4)No Default. No Default shall have occurred and be continuing;
(5)Requirements of Law. Buyer shall not have determined that the introduction of or a change in any Requirements of Law or in the interpretation or administration of any Requirements of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into the Transactions contemplated by this Agreement.

(6)Representations and Warranties. Both immediately prior to the related Transaction and also after giving effect thereto and to the intended use of the proceeds thereof, the representations and warranties (excluding, the representations and warranties set forth on (x) with respect to any Underlying Mortgage Loan, Schedule 1, which shall result in such Underlying Mortgage Loan becoming ineligible under this Agreement in the event of a breach, and (y) with respect to the Trust Certificate, Schedule 2, which shall require the Seller to immediately repurchase the Trust Certificate at the Repurchase Price in the event of a breach) made by Seller in each Program Agreement shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).
(7)Electronic Tracking Agreement. To the extent the Trust is holding Mortgage Loans which are registered on the MERS® System, an Electronic Tracking Agreement entered into, duly executed and delivered by the parties thereto and being in full force and effect.
(8)Material Adverse Change. Buyer has not provided Seller with at least thirty (30) days’ prior written notice of the occurrence and/or continuation of the following:
(a)there shall have occurred a material adverse change in the financial condition of Buyer which causes, or would be likely to cause, a material adverse effect on the ability of the Buyer to fund its obligations under this Agreement, including, but not limited to, Buyer’s corporate bond rating, if applicable, as calculated by a NRSRO has been lowered or downgraded to a rating below investment grade by such NRSRO; or
(b)an event or events shall have occurred in the good faith determination of Buyer resulting in: (i) the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans or securities or an event or events shall have occurred resulting in Buyer not being able to finance the Trust Certificate and Purchased Assets through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or event; or (ii) the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred, resulting in Buyer not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or event.
(9)Manual. Seller shall have received and reviewed any changes to the Manual since the initial closing hereunder.
(10)Seller’s Clearing Account. Evidence that the Seller’s Clearing Account contains at least the Seller’s Clearing Account Threshold.
(11)Servicing. Buyer shall have received and approved in writing the Servicing Agreement and any Servicer Letter Agreement with respect to the related Underlying Mortgage Loans.
(12)Fees. Payment of any fees due to Buyer hereunder (including, without limitation, any fees and expenses charged by Buyer and payable by Seller as set forth on Schedule 1 to the Addendum).

c.The failure of Seller to satisfy any of the conditions precedent in this Section 9 with respect to any Transaction or Purchased Asset shall, unless such failure was waived in writing by Buyer on or before the related Purchase Date, give rise to the right of Buyer at any time to rescind the related Transaction, whereupon Seller shall immediately pay to Buyer the Repurchase Price or Allocated Purchase Price, as applicable, of such Purchased Asset.
10.Program; Costs
a.Seller shall reimburse Buyer for any of Buyer’s reasonable out of pocket costs, including due diligence review costs and reasonable attorney’s fees, incurred by Buyer in determining the acceptability to Buyer of any Mortgage Loans or incurred in connection with entering into, amending or modifying the Program Agreements. Seller shall also pay, or reimburse Buyer if Buyer shall pay, any termination fee, which may be due any Servicer. Seller shall pay the fees and expenses of Buyer’s counsel in connection with the Program Agreements in an amount not to exceed $140,000. Reasonable legal fees for any subsequent amendments to this Agreement or related documents shall be borne by Seller. Seller shall pay ongoing custodial and bank fees and any other fees and expenses as set forth on the Addendum, and any other ongoing fees and expenses under any other Program Agreements. Any of the foregoing fees shall be invoiced and delivered to the Seller and must be paid by the due date. If there is no due date specified on the invoice, the invoice amount is due within thirty (30) days. Any late payments, other than those directly related to a Mortgage Loan, shall accrue interest at rate equal to the Accounts Receivable Rate. Any late payments directly related to a Mortgage Loan shall accrue interest at the then applicable Loan Margin.
b.If Buyer determines that, due to the introduction of, any change in, or the compliance by Buyer with the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be an increase in the cost to Buyer in engaging in the present or any future Transactions, then Buyer shall provide the Seller with written notice within sixty (60) days of Buyer’s actual knowledge of such increased costs. Notwithstanding anything in the foregoing to the contrary, Seller shall not be required to compensate Buyer pursuant to this Section 10(b) for any increased costs incurred or suffered more than one hundred and eighty (180) days prior to the date that Buyer notifies Seller of such increased costs. Upon receipt of such notice, either (A) the Seller may pay to Buyer, from time to time, upon demand by Buyer, the actual cost of additional amounts as specified by Buyer to compensate Buyer for such increased costs or (B) the Buyer and Seller may mutually agree to terminate this Agreement and all of the Transactions and repurchase all of the Purchased Assets no later than ten (10) Business Days after such notice is given to Buyer.
c.With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on Seller’s behalf, whether or not such person is listed on the certificate delivered pursuant to Section 9(a)(5) hereof.
d.Notwithstanding the assignment of the Collateral Documents and any other agreements that relate to Mortgage Loans with respect to each Purchased Asset to Buyer, Seller agrees and covenants with Buyer to enforce diligently Seller’s rights and remedies set forth in the Program Agreements.
e.Any payments made by Seller or Guarantor to Buyer shall be free and clear of, and without deduction or withholding for, any taxes; provided, however, that if such payer shall be required by law to deduct or withhold any taxes from any sums payable to Buyer, then such payer shall (A) make such deductions or withholdings and pay such amounts to the relevant authority in accordance with applicable law, (B) pay to Buyer the sum that would have been payable had such deduction or withholding not been made, and (C) at the time Price Differential is paid, pay to Buyer all additional amounts as specified by Buyer to preserve the after-tax yield Buyer would have received if such tax had not been imposed, and otherwise indemnify Buyer for any such taxes imposed (and, costs and expenses, if any, related thereto).
11.Servicing
a.Seller, on Buyer’s behalf, shall contract with Servicer to, or if Seller is the Servicer, Seller shall, interim service the Underlying Mortgage Loans consistent with the degree of skill and care that Seller customarily requires with respect to similar Mortgage Loans owned or managed by it and in accordance with Accepted Servicing Practices. The Seller shall require the Servicer to (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses and approvals necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Buyer in any Underlying Mortgage Loans or any payment thereunder.
b.Seller shall, or shall require the Servicer to, hold or require to be held all escrow funds collected by Servicer with respect to any Underlying Mortgage Loans in segregated trust accounts, separate and apart from any of Seller’s corporate funds, and shall apply the same for the purposes for which such funds were collected.
c.Seller shall, or shall require the Servicer to, upon notice from Buyer to Seller, or immediately upon the occurrence of an Event of Default, deposit all Income received by Servicer on the Underlying Mortgage Loans in the Collection Account pursuant to the terms of the Servicer Side Letter. Any such amounts deposited in the Collection Account, less any withdrawals expressly permitted by the related Servicing Agreement, shall then be remitted to the Settlement Account on a monthly basis, on the Monthly Waterfall Date, and on any other day Buyer directs such a transfer in its discretion.
d.If any Underlying Mortgage Loans that is proposed to be made subject to a Transaction on a Purchase Date is serviced by a servicer other than Seller, or if the servicing of any Underlying Mortgage Loans is to be transferred from Seller to a Servicer other than Seller, Seller shall, prior to such Purchase Date or servicing transfer date, as applicable, provide to Buyer the related Servicing Agreement and a servicer notice or letter agreement, executed by Buyer, Seller and such Servicer (each, a “Servicer Side Letter”), in form and substance substantially similar to Exhibit F hereto.
e.The Buyer shall have the right to immediately terminate the Servicer’s right to service the Underlying Mortgage Loans under the Servicing Agreement without payment of any penalty or termination fee. Seller and the Servicer shall cooperate in transferring the servicing and all Records of the Underlying Mortgage Loans to a successor servicer appointed by Buyer in its discretion.
f.If Seller should discover that, for any reason whatsoever, Seller or any entity responsible to Seller for managing or servicing any such Underlying Mortgage Loan has failed to perform fully Seller’s obligations under the Program Agreements or any of the obligations of such entities with respect to the Underlying Mortgage Loans, Seller shall promptly notify Buyer and promptly remedy any non-compliance.
g.The Servicer’s rights and obligations to interim service the Underlying Mortgage Loans shall terminate on the twentieth (20th) day of each calendar month (and if such day is not a Business Day, the next succeeding Business Day), unless otherwise directed in writing by the Buyer prior to such date. For purposes of this provision, notice provided by electronic mail shall constitute written notice. For the avoidance of doubt, this Subsection 11(g) shall no longer apply to any Underlying Mortgage Loan that is no longer subject to a Transaction in accordance with the provisions of this Agreement. Upon termination, the Servicer shall transfer servicing, including, without limitation, delivery of all servicing files to the designee of the Buyer. The Servicer’s delivery of servicing files shall be in accordance with Accepted Servicing Practices. The Seller and Servicer shall have no right to select a subservicer or successor servicer. After the servicing terminates and until the servicing transfer date, the Servicer shall service the Underlying Mortgage Loans in accordance with the terms of this Agreement and for the benefit of the Buyer.
h.If Seller at any time uses or intends to use, as applicable, an independent third party subservicer to fulfill its obligations as Servicer hereunder, Seller shall, prior to the related Purchase Date or servicing transfer date, as applicable, (i) provide Buyer with the related Servicing Agreement pursuant to which such subservicer shall service such Underlying Mortgage Loans, which Servicing Agreement shall be acceptable to Buyer in all respects, (ii) obtain Buyer’s prior written consent to the use of such subservicer in the performance of such servicing duties and obligations, which consent may be withheld in Buyer’s sole discretion and (iii) provide Buyer with a fully executed Servicer Side Letter with respect to such subservicer. In no event shall Seller’s use of a subservicer relieve Seller of its obligations hereunder, and Seller shall remain liable under this Agreement as if Seller were servicing such Underlying Mortgage Loans directly.
i.Seller hereby agrees and acknowledges, and shall require any third-party subservicer to agree and acknowledge, that Buyer or its designees shall have the right to conduct examinations and audits of the Servicer with respect to the servicing of the Underlying Mortgage Loans to the extent set forth in the related Servicing Agreement or Servicer Side Letter. Buyer shall also have the right to obtain copies of all Records and files of the Servicer relating to the Purchased Assets, including all documents relating to the Underlying Mortgage Loans and the servicing thereof.
12.Representations and Warranties
a.Seller represents and warrants to Buyer as of the Effective Date and at all times thereafter:
(1)Due Organization and Qualification. Each of Seller and the Trust is duly organized, validly existing and in good standing under the laws of the jurisdiction under whose laws it is organized. Each of Seller and the Trust is duly qualified to do business, is in good standing and has obtained all necessary licenses, permits, charters, registrations and approvals necessary for the conduct of its business as currently conducted and the performance of its obligations under the Program Agreements except where any failure to obtain such a license, permit, charter, registration or approval would not cause or be likely to cause a Material Adverse Effect or impair the enforceability of any Purchased Asset.
(2)Power and Authority. Each of Seller and Trust has all necessary power and authority to conduct its business as currently conducted, to execute, deliver and perform its obligations under the Program Agreements, any electronic transmissions contemplated hereunder, and to consummate the Transactions.
(3)Due Authorization. The execution, delivery and performance of the Program Agreements, any electronic transmissions contemplated hereunder, by each of Seller and Trust have been duly authorized by all necessary action and do not require any additional approvals or consents or other action by or any notice to or filing with any Person other than any that have heretofore been obtained, given or made.
(4)Non-contravention. None of the execution and delivery of the Program Agreements, any electronic transmissions contemplated hereunder, by Seller or the consummation of the Transactions and transactions thereunder:
(a)conflicts with, breaches or violates any provision of the Governing Documents or material agreements of Seller or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to Seller or its properties;
(b)constitutes a material default by Seller under any loan or repurchase agreement, mortgage, indenture or other agreement or instrument to which Seller is a party or by which it or any of its properties is or may be bound or affected; or
(c)results in or requires the creation of any lien upon or in respect of any of the assets of Seller except the lien relating to the Program Agreements.
(5)Legal Proceeding. There is no action, proceeding or investigation by or before any court, governmental or administrative agency or arbitrator affecting any of the Purchased Assets, the Trust or the Seller, pending or, to the knowledge of the Trust and the Seller, threatened, which, if decided adversely, would have a Material Adverse Effect.
(6)Valid and Binding Obligations. Each of the Program Agreements, and any electronic transmissions contemplated hereunder, to which Seller is a party, when executed and delivered by Seller, will constitute the legal, valid and binding obligations of Seller, enforceable against Seller, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).
(7)Financial Statements. The financial statements of Guarantor, copies of which have been furnished to Buyer, (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (ii) present fairly the financial condition and results of operations of Guarantor as of the dates and for the periods indicated and (iii) have been prepared in accordance with GAAP consistently applied, except as noted therein (subject as to interim statements to normal year-end adjustments). Since the date of the most recent financial statements, there has been no event or circumstance that would be likely to cause a Material Adverse Effect with respect to Guarantor. Except as disclosed in such financial statements, Guarantor is not subject to any contingent liabilities or commitments (including, but not limited to, any potential or current repurchase demands, any potential or current indemnification claims or notice of any actual or potential fines or penalty fees) that, individually or in the aggregate, have a possibility of causing a Material Adverse Effect with respect to Guarantor.
(8)Accuracy of Information. Neither this Agreement nor any of the documents or information prepared by or on behalf of Seller, Guarantor or the Trust and provided by Seller or Guarantor to Buyer contain any statement of a material fact with respect to Seller, Guarantor, the Trust or the Transactions that was untrue or misleading in any material respect when made. Since Seller’s initial discussions with Buyer regarding the terms of this Agreement and the furnishing of such documents or information, there has been no change, nor any development or event involving a prospective change known to Seller or Guarantor, that would (i) render any of the Program Agreements, such documents or information untrue or misleading in any material respect or (ii) adversely affect the property, business, operations or conditions (financial or otherwise) of Seller, Guarantor or the Trust.
(9)No Consents. No consent, license, approval or authorization from, or registration, filing or declaration with, any Governmental Authority, nor any consent, approval, waiver or notification of any creditor, lessor or other non-governmental person, is required in connection with the execution, delivery and performance or consummation by Seller of this Agreement or any other Program Agreements, other than any that have heretofore been obtained, given or made.
(10)Compliance With Law, Etc. Each of Seller and the Trust has complied in all respects with all Requirements of Law and orders of any Governmental Authority. None of Seller, the Trust, Guarantor nor any of their Affiliates (i) is in violation of any Sanctions or (ii) is a Sanctioned Target. The proceeds of any Transaction have not been and will not be used, directly or indirectly, to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Target or otherwise in violation of Sanctions, Anti-Corruptions Laws or Anti-Money Laundering Laws.
(11)Solvency; Fraudulent Conveyance. Each of Seller and Guarantor is solvent and will not be rendered insolvent by any Transaction and, after giving effect to each such Transaction, neither Seller nor Guarantor will not be left with an unreasonably small amount of capital with which to engage in its business. Neither Seller nor Guarantor intends to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Neither Seller nor Guarantor is contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or Guarantor or any of their assets. The amount of consideration being received by Seller upon the sale of the Trust Certificate to Buyer, and the funding of any Purchase Price Increase in respect of the conveyance of additional Underlying Mortgage Loans to the Trust, in either case, constitutes reasonably equivalent value and fair consideration for such Purchased Assets. Seller is not transferring the Trust Certificate or any Underlying Mortgage Loans, as applicable, with any intent to hinder, delay or defraud any of its creditors.
(12)Investment Company Act Compliance. None of the Seller, the Guarantor or the Trust is required to be registered as an “investment company” as defined under the Investment Company Act of 1940, as amended from time to time, nor as an entity under the control of an “investment company” as defined under the Investment Company Act of 1940, as amended from time to time.
(13)Taxes. Seller has filed all federal and state tax returns which are required to be filed and paid all taxes (including, without limitation, any applicable franchise taxes), including any assessments received by it, to the extent that such taxes have become due (other than for taxes that are being contested in good faith or for which it has established adequate reserves). Any taxes, fees and other governmental charges payable by Seller, or which otherwise have become due, in connection with a Transaction and the execution and delivery of the Program Agreements have been paid.
(14)Additional Representations. With respect to (x) each Underlying Mortgage Loan, Seller hereby makes all of the applicable representations and warranties set forth in Schedule 1 hereto as of the related Purchase Date and continuously while such

Underlying Mortgage Loan is subject to a Transaction and (y) the Trust Certificate, Seller hereby makes all of the applicable representations and warranties set forth in Schedule 2 hereto as of the related Purchase Date and continuously while the Trust Certificate is subject to a Transaction. Further, as of each Purchase Date, Seller shall be deemed to have represented and warranted in like manner that Seller has no knowledge that any such representation or warranty may have ceased to be true in a material respect as of such date, except as otherwise stated in a transaction notice (as referenced in the Manual), any such exception to identify the applicable representation or warranty and specify in reasonable detail the related knowledge of Seller.
(15)No Broker. Seller has not dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement; provided, that if Seller has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement, such commission or compensation shall have been paid in full by Seller.
(16)Hedging. Seller or Guarantor has entered into hedge or swap agreements pursuant to its customary hedging procedures and in accordance with its policies and procedures.
(17)No Default. No Default or Event of Default has occurred and is continuing.
(18)Regulation U. Neither Seller nor the Trust is engaged principally, or as one of its major activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Transactions hereunder will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.
(19)ERISA. Each employee benefit plan as defined in Section 3(3) of ERISA sponsored or maintained by Seller or any ERISA Affiliate or with respect to which Seller or any ERISA Affiliate has any liability, contingent or otherwise, is in material compliance with all applicable provisions of ERISA and the Code except as would not reasonably be expected to cause a Material Adverse Effect. Neither Seller nor any ERISA Affiliate has engaged in a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code. No ERISA Event has occurred and no condition exists which presents a material risk to Seller or any Affiliate of Seller incurring a liability, fine or penalty with respect to or on account of any Plan or Multiemployer Plan pursuant to Title IV of ERISA except to the extent any such condition would not reasonably be expected to result in a Material Adverse Effect.
(20)Other Approvals. Each of Seller and the Trust is licensed as required in the state in which the related Mortgaged Property is located (to the extent such state has licensing requirements), with the facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Underlying Mortgage Loans, and no event has occurred, including but not limited to a change in insurance coverage, any notice of any fines, penalty charges or other regulatory action, which would make Seller or the Trust unable to comply with applicable Governmental Authority eligibility requirements or relevant state licensing requirements which would require notification to any Government Authority or the related state regulatory authority.

(21)Subsidiaries and Trade Names. Seller and the Trust have no Subsidiaries or trade names other than those listed on the Addendum, or if a Subsidiary or trade name is established after the date of this Agreement, as provided to Buyer in the immediately following Officer’s Compliance Certificate.
(22)[Reserved].
(23)Title to Properties. Each of Seller and the Trust has good, valid insurable (in the case of real property) and marketable title to all of its properties and assets.
(24)Additional Covenants and Conditions. All of the Additional Covenants and Conditions are true and correct at all times, and continue to be maintained as set forth in the Addendum.
(25)Money Laundering Laws. The operations of the Seller, the Trust and Guarantor are, and have been, conducted at all times in compliance with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws. No litigation, regulatory or administrative proceedings of or before any court, tribunal or agency with respect to any Anti-Money Laundering Laws or Anti-Corruption Laws have been started or (to the best of its knowledge and belief) threatened against the Seller, the Trust or Guarantor or to the knowledge of Seller, the Trust or Guarantor, as applicable, any of their Affiliates.
(26)Sanctions. None of Seller, Guarantor nor their Affiliates (a) is a Sanctioned Target, (b) is controlled by or is acting on behalf of a Sanctioned Target, or (c) to the best knowledge of Seller or Guarantor, as applicable, after due inquiry, is under investigation for an alleged breach of Sanctions by a governmental authority that enforces Sanctions.
(27)Trust Certificate. As of the Purchase Date therefor, the Trust Certificate (a) constitutes one hundred percent (100%) of the beneficial ownership interest in the Underlying Mortgage Loans, the Purchased Assets and any other asset of the trust estate held by the Trust; (b) has been duly and validly issued in compliance with all Requirements of Law and the Trust Agreement; (c) is registered in the name of Buyer and Buyer is the record and beneficial owner of, and has title to, such Trust Certificate, free of any and all liens or options in favor of, or any claims thereto accruing to, any other Person, except the security interests created by the Program Agreements or by or through Buyer and (d) constitutes a “security” as that term is defined in Section 8-102 of the UCC and is governed by Article 8 of the UCC.
(28)Trust Documents. The Trust Agreement has not been amended, restated, supplemented or otherwise modified as of the Purchase Date (except as disclosed in writing to Buyer prior to such Purchase Date).
(29)Covered Fund. The Trust is either (b) not a “covered fund” or (b) entitled to the “loan securitization” exclusion, each as used and defined in the Volcker Rule.
b.The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Assets to Buyer and shall continue for so long as the Purchased Assets are subject to this Agreement.
13.Covenants
Seller covenants with Buyer that, at all times during the term of this facility:

a.Litigation. Seller will promptly, and in any event within ten (10) Business Days after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are threatened or pending) or other legal or arbitrable proceedings affecting Seller or any of its Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Program Agreements or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim individually in an amount greater than the Individual Claim Threshold or in an aggregate amount greater than the Aggregate Claim Threshold, or (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect. Seller will promptly provide notice of any judgment, which with the passage of time, could cause an Event of Default hereunder.
b.Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(1)The proceeds of any Transaction shall not be used, directly or indirectly, for any purpose which would breach any applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(2)Seller, the Trust and Guarantor shall (i) conduct its business in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions; and (ii) maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(3)The repurchase of any Purchased Asset or any other payment due to Buyer under this Agreement (or, if applicable, any other Program Agreement) shall not be funded, directly or indirectly, with proceeds derived from a transaction that would be prohibited by Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, or in any manner that would cause Seller, the Trust or Guarantor, or to the knowledge of Seller or Guarantor, as applicable, any of their Affiliates, to be in breach of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.
(4)With respect to the Underlying Mortgage Loans that were originated by Seller, Seller has conducted the customer identification and customer due diligence required in connection with the origination of each Underlying Mortgage Loan for purposes of complying with all Anti-Money Laundering Laws and will maintain sufficient information to identify each such customer for purposes of such Anti-Money Laundering Laws.
c.Compliance with Sanctions. The proceeds of any Transaction hereunder will not, directly or indirectly, be used to lend, contribute, or otherwise made available: to any Sanctioned Target or any Person (i) to fund any activities or business of or with a Sanctioned Target, or (ii) be used in any manner that would be prohibited by Sanctions or would otherwise cause Buyer to be in breach of any Sanctions. Seller, the Trust and Guarantor shall comply with all applicable Sanctions, and shall maintain policies and procedures reasonably designed to ensure compliance with Sanctions. Seller or Guarantor shall notify the Buyer in writing not more than three (3) Business Days after becoming aware of any breach of Section 13(b) or (c).
d.Servicer. Seller shall not cause the Underlying Mortgage Loans to be serviced by any servicer other than a servicer expressly approved in writing by Buyer.
e.Maintenance of Insurance. The Seller shall continue to maintain or cause to be maintained, for Seller and the Trust, with responsible companies, at its own expense, the Required Insurance Policy, in each case, in a form acceptable to Buyer, with broad coverage on all officers, employees or other persons (if applicable, including, without limitation, employees or other person of the Guarantor who act on behalf of Seller in handling funds, money, documents or papers relating to the Purchased Assets) (“Seller Employees”) acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Purchased Assets, with respect to any claims made in connection with all or any portion of the Purchased Assets.  Any such Required Insurance Policy shall protect and insure the Seller and the Trust against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such Seller Employees, and such policies also shall protect and insure the Seller and the Trust against losses in connection with the release or satisfaction of an Underlying Mortgage Loan without having obtained payment in full of the indebtedness secured thereby.  No provision of this Section 13(e) requiring such Required Insurance Policy shall diminish or relieve the Seller from its duties and obligations as set forth in this Agreement.  The minimum coverage under any such Required Insurance Policy shall be at least equal to the Required Insurance Amount as set forth on the Addendum.  Upon the request of the Buyer, the Seller shall cause to be delivered to the Buyer a certificate of insurance for such Required Insurance Policy and a statement from the insurer that such Required Insurance Policy shall in no event be terminated or materially modified without thirty (30) days’ prior written notice to the Buyer.  Seller shall name Buyer as a loss payee under any applicable Fidelity Insurance Policy and as a direct loss payee with right of action under any applicable Errors and Omissions Insurance Policy or Professional Liability Insurance Policy.
f.No Adverse Claims. Each of Seller and Guarantor warrants and will defend, and shall cause any Servicer to defend, the right, title and interest of Buyer in and to all Purchased Assets against all Liens and any other adverse claims and demands. Each of Seller and Guarantor shall defined the right, title and interest of the Trust in and to all Underlying Mortgage Loans against all Liens and any other adverse claims and demands.
g.Assignment. Except as permitted herein, none of Seller, the Trust or any Servicer shall sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Agreements), any of the Purchased Assets or any interest therein, provided, that this Section 13(g) shall not prevent any transfer of Purchased Assets in accordance with the Program Agreements.
h.Security Interest. Each of Seller and Guarantor shall do or shall cause to be done all things necessary to preserve the Purchased Assets so that they remain subject to a first priority perfected security interest hereunder, unencumbered in any manner (or in the case of Second Lien Mortgage Loans, a second priority security interest, encumbered only by the first lien mortgage).
i.Records.
(1)Each of Seller and Guarantor shall collect and maintain or cause to be collected and maintained all Records relating to the Underlying Mortgage Loans in accordance with industry custom and practice for assets similar to the Underlying Mortgage Loans, including those maintained pursuant to the preceding subparagraph, and all such Records shall solely be in Seller’s, Guarantor’s, Custodian’s or Servicer’s possession, as applicable, unless Buyer otherwise approves. Neither Seller nor Guarantor will consent to or request any such papers, records or files that are an original or an only copy to leave a Custodian’s possession, except for individual items removed in connection with servicing a specific Underlying Mortgage Loan, in which event Seller or Guarantor will obtain or cause to be obtained a receipt from a duly authorized individual of the applicable Custodian for any such paper, record or file. Each of Seller and Guarantor will, or cause the Servicer of the Underlying Mortgage Loans to, maintain all such Records not in the possession of a Custodian in good and complete condition in accordance with industry practices for assets similar to the Underlying Mortgage Loans and preserve them against loss.
(2)For so long as Buyer has an interest in or lien on any Underlying Mortgage Loan, Seller and Guarantor will hold or cause to be held all related Records in trust for Buyer. Seller or Guarantor shall notify, or cause to be notified, every other party holding any such Records of the interests and liens in favor of Buyer granted hereby.
(3)Upon reasonable advance notice from a Custodian or Buyer, Seller or Servicer, if such files are in the Servicer’s possession, shall (x) provide Buyer or such Custodian with a certified copy of all Records, (y) make any such Records available to such Custodian or Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (z) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of Seller with its chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Seller with its independent certified public accountants.
j.Books. Each of Seller and the Trust shall keep or cause to be kept in reasonable detail books and records of account of its assets and business and shall clearly reflect therein the transfer of Purchased Assets to Buyer.
k.Approvals. Seller shall maintain all licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Program Agreements.
l.Material Change in Business. Neither Seller nor the Trust shall liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets or make any material change in the nature of its business as carried on at the Effective Date. Neither Seller nor the Trust shall enter into any transaction of merger or consolidation or amalgamation without giving Buyer notice of such transaction within two (2) Business Days of entering into such agreement.
m.Underwriting Guidelines. In the event of any amendment or modification to the Underwriting Guidelines, Seller shall deliver to Buyer a complete copy of the amended or modified Underwriting Guidelines at least ten (10) Business Days prior to any Mortgage Loan becoming subject to a Transaction under this Agreement with respect to such amended or modified Underwriting Guidelines. Mortgage Loans originated under such revised Underwriting Guidelines shall not be eligible for Transactions under this Agreement unless such Underwriting Guidelines are approved in writing by Buyer, provided, that notwithstanding the foregoing, amendments or modifications to the Underwriting Guidelines that are ministerial in nature shall not require the approval of Buyer. Seller shall notify Buyer of any Underlying Mortgage Loan proposed to be made subject to a Transaction hereunder that was originated with respect to Underwriting Guidelines other than those of Seller.
n.Distributions. If an Event of Default has occurred and is continuing or the payment of a distribution would cause, or would be likely to cause, a violation of a Financial Covenant herein, neither Seller nor Guarantor shall pay any dividends with respect to any capital stock or other equity interests in such entity, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller or Guarantor. Notwithstanding the foregoing, any dividend or other distribution made by Guarantor to maintain REIT status as required under the Code or any applicable Treasury Regulations shall be permitted under this Section 13.n.

o.Existence. Each of Seller and the Trust shall preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises.
p.Chief Executive Office; Jurisdiction of Organization. Seller shall not (i) move its chief executive office from the address referred to on the Addendum, (ii) change its jurisdiction of organization or (iii) cause or permit any change to be made in its or the Trust’s name, organizational identification number, Governing Documents or structure, unless it shall have provided Buyer thirty (30) days’ prior written notice of such change and Seller shall have first taken all action required by Buyer for the purpose of perfecting or protecting the lien and security interest of Buyer established hereunder.
q. Transactions with Affiliates. Neither Seller nor Guarantor will enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under the Program Agreements, (b) in the ordinary course of Seller’s business and (c) upon fair and reasonable terms no less favorable to Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section 13(s) to any Affiliate.
r.True and Correct Information. All information, reports, exhibits, schedules, financial statements (including, without limitation, any schedules) or certificates of Seller, Guarantor, the Trust or any of their Affiliates or any of their officers furnished to Buyer hereunder and during Buyer’s diligence of Seller, Guarantor and the Trust is and will be true and complete and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All required financial statements, information and reports delivered by Seller or Guarantor to Buyer pursuant to this Agreement shall be prepared in accordance with U.S. GAAP, or, if applicable, to SEC filings, the appropriate SEC accounting regulations.
s.[Reserved.]
t.No Pledge. Seller shall not pledge, transfer or convey any security interest in the Collection Account or the Seller’s Clearing Account to any Person without the express written consent of Buyer.
u.[Reserved.]
v.[Reserved.]
w.[Reserved.]
x.Seller’s Clearing Account. The Seller’s Clearing Account Threshold shall be maintained at all times.
y.[Reserved.]
z.Documentation. Seller has performed the documentation procedures required by its operational guidelines with respect to endorsements and assignments, including the recordation of assignments, or has verified that such documentation procedures have been performed by a prior holder of each Underlying Mortgage Loan, in connection with the transfer of such Underlying Mortgage Loan to the Trust.
aa.Compliance. Seller has observed or performed and shall continue to observe and perform in all material respects all of its covenants and other agreements, and Seller has satisfied every condition, contained in this Agreement and the other Program Agreements to be observed, performed and satisfied by it.
ab.Regulatory Action. None of Seller, the Guarantor or the Trust has been the subject of any government investigation which has resulted in the voluntary or involuntary suspension of a license, a cease and desist order, or such other action as could have a Material Adverse Effect on the Seller, the Guarantor or the Trust.
ac.No Default. No Default or Event of Default has occurred or is continuing.
ad.[Reserved.]
ae.Hedging. Upon written request from the Buyer, an accurate and true summary of all Interest Rate Protection Agreements entered into or maintained by Seller during the most recent calendar month end and all preceding months shall be provided to Buyer; and any documentation related to such Interest Rate Protection Agreements as required by the Manual and such other documents requested by Buyer shall be provided to Buyer.
af.Notification. Seller will notify Buyer (1) at least monthly on or before each Reporting Period of any repurchase requests or demands, insurance denials, indemnification requests it received, or is reasonably likely to receive, from its secondary market investors, including any Governmental Authority or HUD, and (2) immediately of any suspension notices or termination notices it received, or is reasonably likely to receive, from its secondary market investors, including any Governmental Authority or HUD.
ag.Mortgage Loan Schedule. Each Mortgage Loan Schedule is true and correct in all respects; each of Custodian and Buyer must be provided with notice of any changes thereto.
ah.[Reserved].
ai.Interim Funder. Seller shall ensure that Buyer will be named as the “interim funder” with MERS for each Underlying Mortgage Loan.
aj. Partnership Change in Financial Relationship. If applicable, Seller shall promptly notify Buyer if either the Trust or the Seller obtain separate tax identification numbers and/or begin filing separate tax returns from the other.
ak.Additional Covenants and Conditions. Seller shall comply with all the Additional Covenants and Conditions.
al.[Reserved].
am.Trust Documents. The Trust Agreement shall not be amended, restated, supplemented or otherwise modified without prior written approval by the Buyer, such approval not to be unreasonably withheld or delayed.
an.Special Purpose Entity. Unless otherwise consented to by Buyer in writing, and except as permitted by the Program Agreements or as otherwise prohibited by Requirements of Laws, Seller shall be a Special Purpose Entity that shall (a) own no assets, and will not engage in any business, other than the assets and transactions specifically contemplated by the Program Agreements; (b) not incur any Indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than pursuant to the Program Agreements; (c) not make any loans or advances to any Affiliate or third party, and shall not acquire obligations or securities of Seller’s Affiliates; (d) pay its debts and liabilities only from its own assets; (e) comply with the provisions of its Governing Documents; (f) do all things necessary to observe organizational formalities and to preserve its existence, and not amend, modify or otherwise change its Governing Documents, or suffer same to be amended, modified or otherwise changed, without Buyer’s prior written consent which shall not be unreasonably withheld; (g) maintain all of its books, records and financial statements separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is required or permitted under GAAP or as a matter of applicable law); (h) be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other; (i) not enter into any transactions with any Affiliates except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s length transaction; (j) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; (k) not engage in or suffer any dissolution, winding up, liquidation, consolidation or merger or transfer all or substantially all of its properties and assets to any Person (except as contemplated herein) or divide into two or more domestic limited liability companies; (l) not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others; (m) not institute against, or join any other Person in instituting against Seller, any proceedings of the type referred to in the definition of “Act of Insolvency” hereunder or seek to substantively consolidate Seller in connection with any Act of Insolvency with respect to any Person; (n) will not hold itself out to be responsible for the debts or obligations of any other Person; (o) not form, acquire or hold any Subsidiary or own any equity interest in any other entity; (p) use separate stationery, invoices and checks bearing its own name except as otherwise permitted by Requirements of Laws; and (q) not pledge its assets to secure the obligations of any Person except as contemplated hereunder.
14.Events of Default
Each of the following, as determined by Buyer in its sole discretion, shall constitute an “Event of Default” hereunder, each of which shall be and constitute a separate and independent event or act of default:
a.Payment Failure. Failure of Seller to (i) make any payment of Price Differential or Repurchase Price or any other sum which has become due, on a Repurchase Date or otherwise, whether by acceleration or otherwise, under the terms of this Agreement, any other warehouse and security agreement or any other document evidencing or securing Indebtedness of Seller to Buyer or to any Affiliate of Buyer, or (ii) cure any Margin Deficit when due pursuant to Section 6 hereof.
b.Cross Default.
(1) Seller, Guarantor or any of Seller’s or Guarantor’s Subsidiaries shall be in default under (A) any Indebtedness of Seller or Guarantor or of such Subsidiary which default shall have occurred and be continuing and (1) involves the failure to pay a matured obligation, or (2) results in the acceleration of the maturity thereof, or (B) any other contract or obligation to which Seller, Guarantor or such Subsidiary is a party which default shall have occurred and be continuing; provided, that it shall not be an Event of Default under this subsection 14(b)(1) if such disputed amount or obligation is less than the Cross Default Threshold.

(2)Notwithstanding anything to the contrary in Section 14(b)(1), Seller, Guarantor or Seller’s or Guarantor’s Subsidiaries shall be in default under any Indebtedness or any other contract or obligation due to Buyer or any of Buyer’s Affiliates which default shall have occurred and be continuing.
(3)A breach by any Guarantor of the terms of its Guaranty or its related addendum, including but not limited to, a guarantor event of default or term of similar import or a breach of a Financial Covenant or the failure to timely provide any financial or other reporting.
c.Assignment. Assignment or attempted assignment by Seller of this Agreement or any rights hereunder without first obtaining the specific written consent of Buyer, or the granting by Seller of any security interest, lien or other encumbrances on any Purchased Assets to any person other than Buyer.
d.Insolvency. An Act of Insolvency shall have occurred with respect to Seller, the Trust or Guarantor.
e.Material Adverse Effect. Any Material Adverse Effect as determined by Buyer in its sole good faith discretion, or any other condition shall exist which, in Buyer’s sole good faith discretion, constitutes a material impairment of Seller’s or Guarantor’s ability to perform their obligations under this Agreement or any other Program Agreement or would be likely to cause a Material Adverse Effect.
f.Breach of Representation, Covenant or Obligation.
g.    (1)    A breach by Seller or Guarantor of any of the representations, warranties, covenants or obligations set forth in Sections 12(a)(1) (other than with respect to any breach of good standing), 12(a)(3), 12(a)(6), 12(a)(10), 12(a)(12), 12(a)(17), 12(a)(19), 12(a)(27), 13(g), 13(l), 13(n), 13(o), 13(s), 13(ll), or 13(nn) of this Agreement.
h.    (2)    A breach by Seller, Guarantor or the Trust of any other representation, warranty, covenant or any other obligation set forth in this Agreement (and not otherwise specified in Sections 14(f)(1) or 14(f)(3)) or any other failure to perform under this Agreement or any other Program Agreement, if such breach is not cured within five (5) Business Days (other than a breach of the representations and warranties set forth (x) with respect to any Underlying Mortgage Loan, in Schedule 1, which shall be considered solely for the purpose of determining the Market Value, the existence of a Margin Deficit and the Purchase Price Decrease Date and (y) in the case of the Trust Certificate, in Schedule 2, a breach of which shall require the Seller to immediately repurchase the Trust Certificate at the Repurchase Price, in each case unless (1) such party shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made, or (2) any such representations and warranties have been determined by Buyer in its discretion to be materially false or misleading on a regular basis, then such breach shall constitute an Event of Default for purposes of this Section 14(f)(2)), unless (i) such party shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made, (ii) any such representations and warranties have been determined by Buyer in its discretion to be materially false or misleading on a regular basis, or (iii) Buyer, in its discretion, determines that such breach of a material representation, warranty or covenant materially and adversely affects (A) the condition (financial or otherwise) of such party, its Subsidiaries or Affiliates, or (B) Buyer’s determination to enter into this Agreement or Transactions with such party, then such breach shall constitute an immediate Event of Default and Seller shall have no cure right hereunder.
i.    (3)    A breach by Seller or Guarantor of any of the representations, warranties, covenants or obligations set forth in Sections 12(a)(9), 13(k), 13(q), 13(r), 13(z), 13(cc), 13(jj) or 13(kk) of this Agreement if such breach is not cured within thirty (30) days.
j.ERISA. (i) Seller, Guarantor or any ERISA Affiliate shall engage in a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code involving any Plan or (ii) one or more ERISA Events shall occur or reasonably could be expected to occur; and, in the case of clauses (i) and (ii), such condition or event, together with all other conditions or events, if any, is reasonably expected to result in a Material Adverse Effect.
k.Change in Control. The occurrence of a Change in Control without Buyer’s prior written consent.
l.Failure to Transfer. Seller fails to transfer, or cause to be transferred, the Purchased Assets to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price or funded the related Purchase Price Increase, as applicable).
m.Judgment. A judgment or judgments for the payment of money in excess of the Judgment Threshold shall be rendered against the Seller, the Trust, Guarantor or any of its Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, in each case within thirty (30) days from the date of entry thereof.
n.Government Action. Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller, the Trust, Guarantor or Affiliate thereof, or shall have taken any action to displace the management of Seller, the Trust, Guarantor or Affiliate thereof or to curtail its authority in the conduct of the business of Seller, the Trust, Guarantor or Affiliate thereof, or takes any action in the nature of enforcement to remove, limit or restrict the approval of any Seller, the Trust, Guarantor or Affiliate thereof as an issuer, buyer or a seller/servicer of Mortgage Loans, and such action provided for in this subparagraph (k) shall not have been discontinued or stayed within thirty (30) days; provided that if such action is susceptible to being discontinued or stayed but cannot reasonably be discontinued or stayed within such thirty (30) day period and Seller shall have commenced to discontinue or stay such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to discontinue or stay the same, such thirty (30) day period shall be extended for an additional sixty (60) days.
o.Inability to Perform. An officer of the Seller or Guarantor shall admit its inability to, or its intention not to, perform any of the Seller’s Obligations or Guarantor’s obligations hereunder or the Guaranty.

p.Security Interest. In the event that this Agreement is recharacterized by a court of competent jurisdiction as a secured loan or similar financing, the Agreement shall for any reason cease to create a valid, first priority security interest in any material portion of Seller’s interest in the Underlying Mortgage Loans or other Purchased Assets purported to be covered hereby.
q.Financial Statements. The Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Guarantor as a “going concern” or a reference of similar import.
r.Violation of Manual. Material failure by Seller or Guarantor to comply with the Manual pursuant to Section 17 after written notice by Buyer; provided, however, that any change to the Manual shall only apply to Transactions occurring on and after the date Seller receives written notice of such change to the Manual and no such change shall apply to or otherwise affect previously consummated Transactions.
s.Material Adverse Effect Upon the Servicer. With respect to any Servicer to which a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of such Servicer has occurred, and any event, occurrence or circumstances that the Buyer believes, in its reasonable discretion, causes or may cause imminent concern with respect to such Servicer’s ability, capacity and readiness to service the applicable Mortgage Loans in accordance with Accepted Servicing Practices or the underlying Servicing Agreement and Seller or Guarantor fails to (i) take immediate steps to remedy such situation to the satisfaction of Buyer or (ii) transfer the servicing of such Underlying Mortgage Loans serviced by any such Servicer to a successor Servicer approved by Buyer as soon as practicable and in no event later than sixty (60) days following the Seller’s knowledge of the occurrence of such material adverse change or effect.
t.REIT Status. Guarantor shall fail to (i) maintain its status as a real estate investment trust under Section 856 of the Code or (ii) be entitled to claim dividend paid deductions pursuant to Section 857 of the Code and therefore fail the requirements of Section 857(a)(1) of the Code (after giving effect to any cure or corrective provisions, including pursuant to Section 860 of the Code).
An Event of Default shall be deemed to be continuing unless Buyer expressly waives such Event of Default or acknowledges that such Event of Default has been subsequently cured by Seller or Guarantor, in each case, in writing.
15.Remedies Upon Default
In the event that an Event of Default shall have occurred:
a.Buyer may, at its option, declare an Event of Default to have occurred hereunder (which option shall be deemed to have been exercised immediately and without any notice upon the occurrence of an Event of Default pursuant to Section 14(d)) and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). Buyer shall give written notice to Seller and Guarantor of the exercise of such option as promptly as practicable; provided, however, that Buyer shall not provide written notice upon the occurrence of an Event of Default pursuant to Section 14(d), which shall constitute an immediate Event of Default without any further action or notice by Buyer. (For purposes of this provision, notice provided by electronic mail shall constitute written notice.)

b.If Buyer exercises or is deemed to have exercised the option referred to in paragraph (a) of this Section 15, (i) Seller’s obligations in such Transactions to repurchase all Purchased Assets, at the Repurchase Price therefor on the Repurchase Date determined in accordance with paragraph (a) of this Section 15, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by Buyer, or, to the extent not yet transferred to the Collection Account or the Seller’s Clearing Account, remitted to Buyer, and in any case applied, in accordance with Section 7(c), and (iii) Seller shall immediately comply with the further instructions of Buyer with respect to holding or delivering any of the Mortgage Files relating to any Purchased Assets subject to such Transactions then in Seller’s possession or control. In addition, Buyer shall have the right to satisfy any Obligations with funds remaining in the Seller’s Clearing Account.
c.Buyer shall have the right to direct all Servicers then servicing any Underlying Mortgage Loans to remit all collections thereon to the Settlement Account to the extent that any such Servicer is not currently remitting to the Buyer, and if any such payments are received by Seller, Seller shall not commingle the amounts received with other funds of Seller and shall promptly pay them over to Buyer. Buyer shall also have the right to terminate any one or all of the Servicers then servicing any Purchased Mortgage Loans with or without cause.
d.If Buyer exercises or is deemed to have exercised the option referred to in paragraph (a) of this Section 15, Buyer shall have the right to terminate the Trust Agreement and the Trust and/or immediately sell and liquidate the Trust Certificate and any or all of the Underlying Mortgage Loans (including, without limitation, the Servicing Rights) and all other Purchased Assets. Upon exercising such right, Buyer shall apply any proceeds from the sale of the Trust Certificate and any or all of the Underlying Mortgage Loans in accordance with Section 7(c). Such disposition of Underlying Mortgage Loans may be, at Buyer’s option, on either a servicing-released or a servicing-retained basis. Buyer shall not be required to give any warranties as to the Purchased Assets with respect to any such disposition thereof. Buyer may specifically disclaim or modify any warranties of title or the like relating to the Purchased Assets. The foregoing procedure for disposition and liquidation of the Purchased Assets shall not be considered to adversely affect the commercial reasonableness of any sale thereof. Seller agrees that it would be commercially reasonable for Buyer to dispose of the Purchased Assets or any portion thereof by using Internet sites that provide for the auction of assets similar to such Purchased Assets, or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Buyer shall be entitled to place the Underlying Mortgage Loans in a pool for issuance of mortgage-backed securities at the then-prevailing price for such securities and to sell such securities for such prevailing price in the open market. Buyer shall also be entitled to sell any or all of such Underlying Mortgage Loans individually for the then-prevailing price. Buyer shall also be entitled, in its discretion to elect, in lieu of selling all or a portion of such Purchased Assets, to give the Seller credit for such Purchased Assets in an amount equal to the then-current market value of such Purchased Assets (as determined by Buyer (or an Affiliate thereof) in its discretion using methodology consistent with Buyer’s determination with respect to similar portfolios) against the aggregate unpaid Repurchase Price and any other amounts owing by the Seller hereunder. Seller hereby expressly acknowledges and agrees that Buyer’s market value pricing pursuant to this Section 15(d) is a “generally recognized source” as that phrase is used in Section 559 of the Bankruptcy Code. For the avoidance of doubt, the sale and liquidation of Purchased Assets pursuant to this Section 15(d), including Seller credit in lieu of sale, shall be valued as of the date of any such sale, liquidation or Seller credit and not on the date of an Event of Default or any other date.
e.Upon the occurrence of one or more Events of Default, Buyer shall apply any proceeds from the liquidation of the Purchased Assets in accordance with Section 7(c).

f.Seller shall be liable to Buyer for (i) the amount of all reasonable legal or other expenses (including, without limitation, all out of pocket costs and expenses of Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of external counsel of Buyer) incurred in connection with or as a result of an Event of Default), (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.
g.Seller shall be liable to Buyer for the Repurchase Price related to a Transaction, and, to the extent permitted by applicable law, Seller shall be liable to Buyer for interest on any other amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder. Interest on any sum payable by Seller under this paragraph (g) shall be at a rate equal to the Post Default Rate Margin or the Accounts Receivable Rate, as applicable.
h.Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law, including, without limitation, any equitable remedies.
i.Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and, except to the extent provided in paragraph (a) of this Section 15, at any time thereafter without notice to Seller. All rights and remedies arising under this Agreement are cumulative and not exclusive of any other rights or remedies which Buyer may have.
j.Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and as permitted by law. Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense (other than a defense of payment or performance) Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Assets, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.
k.If Buyer exercises or is deemed to have exercised the option referred to in paragraph (a) of this Section 15, Buyer shall have the right to terminate this Agreement; provided, however, that no such termination shall affect Seller’s outstanding Obligations to Buyer at the time of such termination, nor shall it affect the survivability of any provisions in this Agreement that, by their express terms, are intended to survive the termination of this Agreement or any of the other Program Agreements and the repayment in full of all outstanding Obligations.
16.Reports
a.Notices. Seller and Guarantor shall furnish to Buyer (i) promptly upon receipt, copies of any material and adverse notices (including, without limitation, notices of defaults, breaches, potential defaults or potential breaches); (ii) immediately upon distribution to Seller’s or Guarantor’s lenders, any material financial information that if undisclosed to Buyer would be reasonably expected to impact Buyer’s creditworthiness determination of the Guarantor, (iii) promptly, notice of the occurrence of (A) any Event of Default hereunder or (B) a default or breach by Seller, Servicer or Guarantor of any obligation under any Program Agreement that such party reasonably expects has resulted in, or will, with the passage of time, result in, a Material Adverse Effect or an Event of Default or (C) any event or circumstance that such party reasonably expects has resulted in, or will, with the passage of time, result in, a Material Adverse Effect or an Event of Default, and (iv) the following:
(1)as soon as available and in any event within the Reporting Period, the unaudited balance sheets of Guarantor as at the end of such period, the unaudited balance sheets, related unaudited consolidated statements of income and retained earnings and of cash flows for the Seller and Guarantor, if applicable, for such period and the portion of the fiscal year through the end of such period, accompanied by the Officer’s Compliance Certificate, executed by a Responsible Officer of Guarantor, if applicable, which certificate shall state that said financial statements and schedules fairly present in all material respects the financial condition and results of operations of Guarantor, if applicable, in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);
(2)to the extent such financial statements are not publicly filed with the United States Securities and Exchange Commission or otherwise made publicly available, as soon as available and in any event within one hundred twenty (120) days after the end of the Guarantor’s fiscal year, the audited balance sheets and the related statements of income for the Guarantor as at the end of such fiscal year, with such balance sheets and statements of income being audited if required by Buyer but in any event prepared by a certified public accountant in accordance with GAAP, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall have no “going concern” qualification and shall state that said financial statements fairly present the financial condition and results of operations of Guarantor, if applicable, as at the end of, and for, such fiscal year in accordance with GAAP;
(3)to the extent permitted by Governmental Authority and as soon as available, or otherwise stipulated in this Agreement, copies of relevant portions of all final written Government Authority audits, examinations, evaluations, monitoring reviews and reports of its operations (including those prepared on a contract basis) which provide for or relate to (i) material corrective action required or (ii) material sanctions proposed, imposed or required, including, without limitation, notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal
(4)from time to time such other information regarding the financial condition, operations, or business of the Seller, the Trust or the Guarantor as Buyer may reasonably request;
(5)as soon as reasonably possible or as otherwise set forth in this Agreement, notice of any of the following events:
(a)change in the insurance coverage required of Seller, Servicer or any other Person pursuant to any Program Agreement, with a copy of evidence of same attached;
(b)any claim, dispute, litigation, investigation, proceeding or suspension between (y) any of Seller, Guarantor, the Trust or Servicer and (z) any Governmental Authority or other Person; provided that such claim, dispute, litigation, investigation, proceeding or suspension individually or in the aggregate is reasonably likely to cause a Material Adverse Effect;
(c)any material change in accounting policies or financial reporting practices of Seller, Guarantor or the Trust;
(d)with respect to any Underlying Mortgage Loan, promptly upon receipt of notice or knowledge thereof, that the value of the underlying Mortgaged Property or such Mortgage Loan has been adversely affected for any reason, including, without limitation, damage by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty;
(e)any material issues raised upon examination of Seller, Guarantor or Seller’s facilities by any Governmental Authority;
(f)(f) any material change in the Indebtedness of the Seller, the Trust or Guarantor, including, without limitation, any default, renewal, non-renewal, termination, increase in available amount or decrease in available amount related thereto; and
(g)any breach of a representation or warranty set forth in Schedule 1 or Schedule 2 hereto.
b.Officer’s Compliance Certificate. Guarantor will furnish to Buyer, at the time the Guarantor furnishes each set of financial statements pursuant to Sections 16(a)(1) or (2) above, an Officer’s Compliance Certificate.
c.Mortgage Loan Reports. At the request of Buyer, Seller will furnish to Buyer monthly electronic Mortgage Loan performance data, including, without limitation, delinquency reports (i.e., delinquency, foreclosure and net charge-off reports).
d.Asset Tape. Within two (2) Business Days following a request from Buyer, Seller shall provide to Buyer, electronically, in a format mutually acceptable to Buyer and Seller, an Asset Tape.
e.Remittance Report. Seller shall require Servicer to provide a Remittance Report to Buyer, in an electronic format acceptable to Buyer, (i) on each Reporting Date if there are collections on the Purchased Assets and (ii) within one (1) Business Day of (A) Servicer’s actual knowledge of the occurrence and continuation of an Event of Default, (B) notice from Seller or Buyer that an Underlying Mortgage Loan has exceeded its Maximum Transaction Duration, (C) any payment in full of an Underlying Mortgage Loan, or (D) a request from Buyer.
f.[Reserved].
g.Know Your Customer. Seller, the Trust and Guarantor shall, promptly upon Buyer’s request, deliver documentation in form and substance satisfactory to Buyer which Buyer deems necessary or desirable to evidence compliance with all applicable "know your customer" due diligence checks.
h.Other. Seller, the Trust and Guarantor shall deliver to Buyer any other reports or information reasonably requested by Buyer or as otherwise required pursuant to this Agreement.

17.Buyer’s Policies and Procedures Manual
Seller and Guarantor shall comply with Buyer’s manual of procedures and policies, including, without limitation, any Mortgage Banker Finance Group guidelines (and any updates related thereto) (collectively, the “Manual”), as such Manual may be updated from time to time by Buyer in its sole discretion. Buyer may amend the Manual in its sole discretion; provided that any such amendments will only apply to the parties hereto and any Transactions on or after the date such party receives written notice of such amendment, which notice may be via email.
18.Repurchase Transactions
Buyer may, in its sole election, engage in repurchase transactions with the Purchased Assets or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Assets with a counterparty of Buyer’s choice. Upon satisfaction of all outstanding Obligations and all fees and expenses related to the Trust Certificate, Buyer is obliged to transfer the Trust Certificate to Seller pursuant to Section 4 hereof and credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Section 7 hereof; provided, that in each instance an Event of Default shall not have occurred. In the event Buyer engages in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, Buyer shall have the right to assign to Buyer’s counterparty any of the applicable representations or warranties herein and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction.
19.[Reserved]
20.Single Agreement
Buyer and Seller acknowledge that, and have entered hereunto, and will enter into each Transaction hereunder, in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set-off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.
21.Notices and Other Communications
Any notices (with the exception of Transaction Requests, which shall be delivered in the manner set forth in the Manual), statements, demands or other communications hereunder may be given by a party to the other by electronic mail, facsimile, messenger or otherwise to the

Seller and Buyer’s addresses specified on the Addendum, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. Notice provided by electronic mail or facsimile shall be deemed to be given upon transmission provided that an electronic notice of non-transmission is not received. All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence. Notwithstanding anything herein to the contrary, notice from Buyer to Seller shall also be deemed to be notice from Buyer to Guarantor, and notice from Buyer to Guarantor shall also be deemed to be notice from Buyer to Seller.
22.Entire Agreement; Severability
This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.
23.Non-assignability
The Program Agreements are not assignable by Seller or Guarantor, as applicable. Buyer may from time to time assign all or a portion of its rights and obligations under this Agreement and the Program Agreements without the prior written consent of Seller or Guarantor; provided, however, that Buyer shall maintain as agent of Seller, for review by Seller upon written request, a register of assignees and a copy of an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Agreement to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall be released from its obligations hereunder and under the Program Agreements to the extent of the percentage or portion set forth in the Assignment and Acceptance. Unless otherwise stated in the Assignment and Acceptance, Seller shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Seller.
24.Set-off
In addition to any rights and remedies of Buyer provided by law, Seller, on behalf of itself and each of its Subsidiaries, hereby grants to Buyer, to secure repayment of the Obligations and all amounts due and payable by Seller hereunder (whether at the stated maturity, by acceleration or otherwise), a right of set-off, without prior notice to Seller or its Subsidiaries, any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any and all of the following: monies, securities, collateral or other property Seller or any of its Subsidiaries, and any proceeds from the foregoing, now or hereafter held or received by Buyer, Buyer’s Affiliates (including, without limitation [*]Global Investment Bank 4 and its Affiliates) or any branch or agency thereof to or for the credit or the account of Seller or any of its

Subsidiaries, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general, specified, special, time, demand, provisional or final) and credits, claims or indebtedness of Seller or any of its Subsidiaries at any time existing, and any obligation owed by Buyer or any Affiliate of Buyer to Seller or any of its Subsidiaries and to set off against any amount owed under the Program Agreements or any other amount owed by Seller or any of its Subsidiaries and any indebtedness owed by Buyer or any Affiliate of Buyer to Seller or any of its Subsidiaries, in each case whether direct or indirect, absolute or contingent, matured or unmatured, whether or not arising under the Program Agreements and irrespective of the currency, place of payment or booking office of the amount or obligation and in each case at any time held or owing by Buyer or any Affiliate of Buyer to or for the credit of Seller or any of its Subsidiaries, without prejudice to Buyer’s right to recover any deficiency. Buyer agrees promptly to notify Seller after any such set-off and application made by Buyer; provided, that the failure to give such notice shall not affect the validity of such set-off and application. For avoidance of doubt and not as a limitation, Buyer may set-off any amounts in the Seller’s Clearing Account.
Buyer shall at any time, unless and until all Obligations under this Agreement have been paid in full, have the right to retain, to suspend payment or performance of, or to decline to remit, any amount or property that Buyer would otherwise be obligated to pay, remit or deliver to Seller hereunder if a Default or an Event of Default has occurred.
25.Binding Effect; Governing Law; Jurisdiction
a.This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Seller acknowledges that the obligations of Buyer hereunder or otherwise are not the subject of any guaranty by, or recourse to, any direct or indirect parent or other Affiliate of Buyer. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
b.SELLER AND GUARANTOR HEREBY WAIVE TRIAL BY JURY. SELLER AND GUARANTOR HEREBY IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS IN ANY ACTION OR PROCEEDING. SELLER AND GUARANTOR HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION THEY MAY HAVE TO, EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS.
c.EACH OF SELLER AND GUARANTOR HEREBY WAIVES ANY RIGHT TO CLAIM OR RECOVER IN ANY LITIGATION WHATSOEVER INVOLVING ANY INDEMNIFIED PARTY, ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE

WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER SUCH WAIVED DAMAGES ARE BASED ON STATUTE, CONTRACT, TORT, COMMON LAW OR ANY OTHER LEGAL THEORY, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION. NO INDEMNIFIED PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS.
d.EACH OF SELLER AND GUARANTOR ACKNOWLEDGES THAT THE WAIVERS IN THIS SECTION 25 ARE A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT SUCH PARTY HAS ALREADY RELIED ON SUCH WAIVERS IN ENTERING INTO THE PROGRAM AGREEMENTS, AND THAT SUCH PARTY WILL CONTINUE TO RELY ON SUCH WAIVERS IN THEIR RELATED FUTURE DEALINGS UNDER THE PROGRAM AGREEMENTS.
e.THE PROVISIONS OF THIS SECTION 25 SHALL SURVIVE TERMINATION OF THE PROGRAM AGREEMENTS AND THE PAYMENT IN FULL OF THE OBLIGATIONS.
26.No Waivers, Etc.
No express or implied waiver of any Event of Default by Buyer shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by each of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 6(a), Section 15(a) or otherwise, will not constitute a waiver of any right to do so at a later date.
27.Intent
a.THE PARTIES RECOGNIZE THAT EACH TRANSACTION IS A “REPURCHASE AGREEMENT” AS THAT TERM IS DEFINED IN THE BANKRUPTCY CODE, AND A “SECURITIES CONTRACT” AS THAT TERM IS DEFINED IN THE BANKRUPTCY CODE, AND A “MASTER NETTING AGREEMENT” AS THAT TERM IS DEFINED IN THE BANKRUPTCY CODE.
b.IT IS UNDERSTOOD THAT ANY PARTY’S RIGHT TO LIQUIDATE PURCHASED ASSETS DELIVERED TO IT IN CONNECTION WITH TRANSACTIONS HEREUNDER OR TO EXERCISE ANY OTHER REMEDIES PURSUANT TO SECTION 15 HEREOF IS A CONTRACTUAL RIGHT TO LIQUIDATE SUCH TRANSACTION AS DESCRIBED IN SECTIONS 555, 559 AND 561 OF THE BANKRUPTCY CODE.
c.THE PARTIES AGREE AND INTEND THAT THE TRUST CERTIFICATE PURCHASED BY BUYER IN A TRANSACTION HEREUNDER SHALL CONSTITUTE “INTERESTS IN MORTGAGE RELATED SECURITIES OR MORTGAGE LOANS” AND AN “INTEREST IN A MORTGAGE LOAN” AS SUCH TERMS ARE USED IN SECTION 101(47)(A)(I) AND SECTION 741(7)(A)(I) OF THE BANKRUPTCY CODE, RESPECTIVELY.

28.Power of Attorney
Seller hereby authorizes Buyer to file such financing statement or statements relating to the Purchased Assets without Seller’s signature thereon as Buyer, at its option, may deem appropriate. Seller hereby appoints Buyer as Seller’s attorney-in-fact to execute any such financing statement or statements in Seller’s name and to perform all other acts which Buyer deems appropriate to perfect and continue its ownership interest in and/or the security interest granted hereby, if applicable, and to protect, preserve and realize upon the Purchased Assets, including, but not limited to, the right to endorse notes, complete blanks in documents, transfer servicing, providing “good-bye” letters to the Mortgagor, sign assignments on behalf of Seller as its attorney-in-fact, direct in the name of the Seller or the Trust with respect to the Underlying Mortgage Loans and sell a Purchased Asset “as is where is” in the name and on behalf of Seller. This power of attorney is coupled with an interest and given as security and is irrevocable without Buyer’s consent. At Buyer’s request, Seller shall immediately execute all powers of attorney in favor of Buyer in the form attached hereto as Exhibit C. In addition, Seller shall direct by board resolution attached as part of Exhibit B hereto that, pursuant to its execution and delivery of such a power of attorney, certain personnel of Buyer may take certain actions on behalf of Seller as its attorney-in-fact, with such resolution to survive until all obligations of Seller hereunder are satisfied. Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 28.
29.Buyer May Act Through Affiliates
Buyer may, from time to time, designate one or more Affiliates for the purpose of performing any action hereunder.
30.Indemnification; Obligations
a.Seller agrees to hold Buyer and each of its Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) harmless from and indemnify each Indemnified Party (and will reimburse each Indemnified Party as the same is incurred) against all liabilities, losses, damages, judgments, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) of any kind which may be imposed on, incurred by, or asserted against any Indemnified Party relating to or arising out of this Agreement, any Transaction Request, Interest Rate Protection Agreement, any Program Agreement or any transaction contemplated hereby or thereby resulting from anything other than the Indemnified Party’s gross negligence or willful misconduct. Seller also agrees to reimburse each Indemnified Party for all reasonable expenses in connection with the enforcement of this Agreement and the exercise of any right or remedy provided for herein, any Transaction Request and any Program Agreement, including, without limitation, the reasonable fees and disbursements of counsel. Seller’s agreements in this Section 30 shall survive the payment in full of the Repurchase Price and the expiration or termination of this Agreement. Seller hereby acknowledges that its obligations hereunder are recourse obligations of Seller and are not limited to recoveries each Indemnified Party may have with respect to the Purchased Assets. Seller also agrees not to assert any claim against Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the facility established hereunder, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby. THE INDEMNITY IN THE IMMEDIATELY PRECEDING SENTENCE EXPRESSLY APPLIES, WITHOUT

LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.
b.Without limiting the provisions of paragraph (a) of this Section 30, if Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Buyer, in its discretion. Seller shall reimburse Buyer for any such costs, including, without limitation, per diem interest at the Accounts Receivable Rate.
31.Counterparts
This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. Each counterpart delivered by email or facsimile transmission shall be effective as an original.
32.Confidentiality
This Agreement and its terms, provisions, supplements and amendments, and notices hereunder, are proprietary to Buyer and its Affiliates and shall be held by Seller and Guarantor in strict confidence and shall not be disclosed to any third party without the written consent of Buyer except for (a) disclosure to Seller’s or Guarantor’s direct and indirect Affiliates and Subsidiaries, attorneys or accountants, but only to the extent such disclosure is necessary and such parties agree to hold all information in strict confidence, or (b) disclosure requested or compelled by law, rule, regulation or order of a court or other regulatory body (prior to which Seller or Guarantor shall inform Buyer so that Buyer may seek appropriate protection). Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Agreement, the parties hereto may disclose to any Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided, the parties hereto may not disclose the name of or identifying information with respect to any other parties or Affiliates or any pricing terms (including, without limitation, the Pricing Rate, and Purchase Price) or other nonpublic business or financial information (including any sublimits and Financial Covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of the other parties hereto, except for (i) disclosure requested or compelled by law, rule, regulation or order of a court or other regulatory body or (ii) disclosure of publicly available information.
33.Recording of Communications
Buyer, Seller and Guarantor consent to the tape recordings of communications between its employees and those of the other party with respect to Transactions and such tape recordings of communications may be used in any court, arbitration, or other proceedings to the extent permitted by law.

34.Periodic Due Diligence Review
Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Seller, Trust and the Underlying Mortgage Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, to review the servicing of the Underlying Mortgage Loans, or otherwise, and Seller agrees that upon reasonable (but no less than three (3) Business Days) prior notice unless an Event of Default shall have occurred, in which case no notice is required, to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any documents, records, agreements, instruments or information relating to such Underlying Mortgage Loans in the possession or under the control of Seller. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Underlying Mortgage Loans. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may agree to purchase the Trust Certificate or fund a Purchase Price Increase, as applicable, based solely upon the information provided by Seller to Buyer in the Mortgage Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Underlying Mortgage Loans related to a Transaction, including, without limitation, ordering broker’s price opinions, new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Underlying Mortgage Loan, which such information may be used by Buyer to calculate Market Value. Buyer may underwrite such Underlying Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any documents, records, agreements, instruments or information relating to such Underlying Mortgage Loans in the possession, or under the control, of Seller. Seller further agrees that Seller shall pay all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 34 in an amount not to exceed the Due Diligence Cap per calendar year.
35.Authorizations
Any of the persons whose signatures and titles appear on Schedule 4 of the Addendum are authorized, acting singly, to act for Guarantor or Seller as the case may be.
36.Documents Mutually Drafted
The Seller and the Buyer agree that this Agreement and each other Program Agreement prepared in connection with the Transactions set forth herein have been mutually negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.

37.Joint and Several
If there are multiple Guarantors or Sellers, such Guarantors, such Sellers and Buyer hereby acknowledge and agree that Sellers and Guarantors, as applicable, are each jointly and severally liable to Buyer for all of their respective obligations hereunder.
38.Security Interest
Although the parties intend that all Transactions hereunder be sales and purchases and not loans, Seller hereby pledges to Buyer as security for performance by Seller of its obligations and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in the Purchased Assets. Seller agrees to execute, deliver and/or file such documents and perform such acts as may be reasonably necessary to fully perfect Buyer’s security interest created hereby. Furthermore, the Seller hereby authorizes the Buyer to file financing statements relating to the Purchased Assets, as the Buyer may deem appropriate. The Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 38.
39.Recognition of the U.S. Special Resolution Regimes
a.In the event that Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from Buyer of this Agreement and/or the Program Agreements, and any interest and obligation in or under this Agreement and/or the Program Agreements, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement and/or the Program Agreements, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.
b.In the event that Buyer or a BHC Act Affiliate of Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement and/or the Program Agreements that may be exercised against Buyer are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement and/or the Program Agreements were governed by the laws of the United States or a state of the United States.
40.Physical Possession of Records and Files relating to the Purchased Assets
Buyer shall have the right to obtain physical possession, and to commence an action to obtain physical possession, of all Records and files of Seller or Guarantor relating to the Purchased Assets and all documents relating to the Purchased Assets (including, without limitation, any legal, credit or servicing files with respect to the Underlying Mortgage Loans) which are then or may thereafter come in to the possession of Seller or any third party acting for Seller. Buyer shall be entitled to specific performance of all agreements of Seller contained in this Agreement.
41.Conflicts
In the event of any conflict between the terms of this Agreement and any other Program Agreement, the Addendum or the Manual, the documents shall control in the following order of priority: first, the terms of the Addendum shall prevail, then the terms of this Agreement shall prevail, then the terms of the Manual shall prevail, and then the terms of the other Program Agreements shall prevail. To the extent there is a conflict between the terms of the Guaranty and this Agreement, the terms of the Guaranty shall control the obligations of the respective Guarantor.

42.Third Party Beneficiary
This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, and Wilmington Trust, National Association, in its individual capacity and as Trustee and Certificate Registrar, shall be an express third party beneficiary hereof and may enforce its rights hereunder as if it were a party hereto. Any amendment affecting Trustee or Certificate Registrar shall require the written consent of the Trustee and Certificate Registrar, respectively, and except as otherwise provided in this Section, no other Person will have any right hereunder.
[Signature page to follow]

IN WITNESS WHEREOF, the Seller , the Guarantor and the Buyer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.
[*]GLOBAL INVESTMENT BANK 4, as Buyer
By: /s/[*]
Title: [*]
Date: October 6, 2025
AOMR TRS SPE II, LLC, as Seller
By: /s/ Brandon Filson
Title: Chief Financial Officer
Date: October 6, 2025
ANGEL OAK MORTGAGE REIT, INC., as Guarantor
By: /s/ Brandon Filson
Title: Chief Financial Officer
Date: October 6, 2025

SCHEDULE 1

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO
UNDERLYING MORTGAGE LOANS

As of the Purchase Date for any Underlying Mortgage Loan and at all times while the related Underlying Mortgage Loan is subject to a Transaction, the Seller hereby represents and warrants to the Buyer that, with respect to such Underlying Mortgage Loan:
(a)Payments Current. All payments required to be made up to the Purchase Date for the Mortgage Loan under the terms of the Mortgage Note have been made and credited. Other than with regard to any Eligible Delinquent Loan, no payment required under the Mortgage Loan is delinquent nor has any payment under the Mortgage Loan been delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made, or shall have been made, with respect to the Mortgage Loan on its Due Date or within thirty (30) days thereof, all in accordance with the terms of the related Mortgage Note.
(b)No Outstanding Charges. All taxes and governmental assessments or other similar charges, levies or assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Neither Seller nor the Qualified Originator from which the Trust acquired the Mortgage Loan has advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the proceeds of the Mortgage Loan, whichever is earlier, to the day which precedes by one (1) month the Due Date of the first installment of principal and/or interest thereunder.
(c)Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination; except by a written instrument which has been recorded, if necessary to protect the interests of Buyer, and which has been delivered to a Custodian and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required, and its terms are reflected on the Mortgage Loan Schedule. No Mortgagor in respect of the Mortgage Loan has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by such policy, and which assumption agreement is part of the Mortgage File delivered to a Custodian and the terms of which are reflected in the Mortgage Loan Schedule. The related Mortgage and Mortgage Note contain the entire agreement of the parties and all of the obligations of the Trust under the Underlying Mortgage Loan.
(d)No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor in respect of the Mortgage Loan was a debtor in any state or Federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated. As of the
Schedule 1-1

acquisition date, neither the Seller nor the Trust has knowledge nor has it received any notice that any Mortgagor in respect of the Mortgage Loan is a debtor in any state or federal bankruptcy or insolvency proceeding.
(e)Hazard Insurance. The Mortgaged Property is insured by a fire and extended perils insurance policy, issued by a Qualified Insurer as defined by the applicable Underwriting Guidelines, and such other hazards as are customary in the area where the Mortgaged Property is located, and to the extent required by the Trust as of the date of origination consistent with the applicable Underwriting Guideline’s requirements, against earthquake and other risks insured against by Persons operating like properties in the locality of the Mortgaged Property, in an amount that would have been required as of the date of origination in accordance with the applicable Underwriting Guideline’s requirements. If any portion of the Mortgaged Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of all mortgage loans with respect to the Mortgaged Property, and, with respect to any Second Lien Mortgage Loan, the outstanding principal balance of the prior mortgage loan, (2) the full insurable value of the Mortgaged Property, and (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1974. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming the Trust, its successors and assigns (including, without limitation, subsequent owners of the Mortgage Loan), as mortgagee, and may not be reduced, terminated or canceled without thirty (30) days’ prior written notice to the mortgagee. No such notice has been received by Seller nor the Trust. All premiums on such insurance policy have been paid. The related Mortgage obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. Neither Seller nor the Trust has engaged in, and has no knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller or the Trust.
(f)Compliance with Applicable Laws. Any requirements of any federal, state or local law or regulation including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and Seller shall maintain or shall cause its agent to maintain in its possession, available for the inspection of Buyer, and shall deliver to Buyer, upon demand, evidence of compliance with all such requirements.
(g)No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would affect any such release, cancellation, subordination or rescission. Neither Seller nor the Trust has waived the performance by the Mortgagor of any action, if the
Schedule 1-2

Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has Seller or the Trust waived any default resulting from any action or inaction by the Mortgagor.
(h)Location and Type of Mortgaged Property. The Mortgaged Property is located in an Acceptable State and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a low-rise condominium project, or an individual unit in a planned unit development or a de minimis planned unit development; provided, however, that any condominium unit or planned unit development shall conform with the applicable Underwriting Guideline’s requirements regarding such dwellings or shall conform to Underwriting Guidelines acceptable to Buyer in its discretion, that a de minimus percentage of the Mortgage Loans may be Cooperative Mortgage Loans and that no residence or dwelling is a (i) a mobile home or manufactured housing unit (other than a Manufactured Home) not secured by real property, (ii) a log home, (iii) an earthen home, (iv) an underground home, (v) any dwelling situated on more property than is permitted by the applicable Underwriting Guideline’s requirements and (vi) any dwelling situated on a leasehold estate, in each case, except as otherwise permitted under the Manual. No portion of the Mortgaged Property is used for commercial purposes; provided, that, the Mortgaged Property may be a mixed use property if such Mortgaged Property conforms to Underwriting Guidelines acceptable to Buyer in its reasonable discretion. With respect to each Manufactured Home, such unit is a “single family residence” within the meaning of Section 25(e)(1) of the Code, and has a minimum of four hundred (400) square feet of living space, a minimum width of one hundred two (102) inches and is of a kind customarily used at a fixed location.
(i)Valid Lien. The Mortgage is a valid, subsisting, enforceable and (a) with respect to each first lien Mortgage Loan, perfected first priority lien and perfected first priority security interest or (b) with respect to each Second Lien Mortgage Loan, perfected second priority lien and perfected second priority security interest, in each case, on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing and with respect to Cooperative Mortgage Loans, including the Proprietary Lease and the Cooperative Shares. The lien of the Mortgage is subject only to:
1.the lien of current real property taxes and assessments not yet due and payable;
2.covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in lender’s title insurance policy delivered to the originator of the Mortgage Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal;
3.other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property; and
4.with respect to each Second Lien Mortgage Loan, a first lien on the related Mortgaged Property (collectively, “Permitted Encumbrances”).
Schedule 1-3

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates (a) with respect to each first lien mortgage loan, a valid, subsisting and enforceable first lien and first priority security interest or (b) with respect to each Second Lien Mortgage Loan, a valid, subsisting and enforceable second priority lien and second priority security interest, in each case, on the property described therein and Seller has the full right to pledge and assign one hundred percent (100%) of the Trust’s beneficial ownership of such Underlying Mortgage Loan to Buyer.
(j)Validity of Mortgage Documents; Fraud. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by such related parties.
(k)No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan. Seller has reviewed all of the documents constituting the Mortgage File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein. To the best of each of Seller’s and Trust’s knowledge, except as disclosed to Buyer in writing, all tax identifications and property descriptions in the related Mortgage are legally sufficient for purposes of recording such Mortgage in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located; and tax segregation, where required, has been completed.
(l)Full Disbursement of Proceeds. Except with respect to HELOCs, there is no further requirement for future advances under the Mortgage Loan, and any requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage.
(m)Ownership. The Trust has full right to sell one hundred percent (100%) of the beneficial ownership of such Underlying Mortgage Loan to Buyer free and clear of any encumbrance (other than any Permitted Encumbrance), equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority, subject to no interest or participation of, or agreement with, any other party, to sell one hundred percent (100%) of the beneficial ownership of each Mortgage Loan pursuant to this Agreement and following the purchase of the Trust Certificate or the payment of a Purchase Price Increase, as applicable, Buyer will own one hundred percent (100%) of the beneficial ownership of such Mortgage Loan free and clear of any encumbrance (other than any Permitted Encumbrance), equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Agreement.
(n)Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any applicable licensing
Schedule 1-4

requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (D) not doing business in such state.
(o)Title Insurance. Other than with respect to each Second Lien Mortgage Loan and HELOC, the Mortgage Loan is covered by either (i) an irrevocable title commitment, or an attorney’s opinion of title and abstract of title, each of which must be in form and substance acceptable to prudent mortgage lending institutions making mortgage loans in the area wherein the Mortgaged Property is located or (ii) an ALTA lender’s title insurance policy or other generally acceptable form of policy or insurance acceptable to the applicable Underwriting Guidelines and each such title insurance policy is issued by a title insurer acceptable to the applicable Underwriting Guidelines and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring Seller or the Trust, as applicable, its successors and assigns, as to the first or second priority lien of the Mortgage, as applicable, in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1), (2) and (3) of paragraph (i) of this Schedule 1, and in the case of adjustable rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. Seller or the Trust, as applicable, is the sole insured of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder or servicer of the related Mortgage, including the Seller or the Trust, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller or the Trust. With respect to each Second Lien Mortgage Loan and HELOC, if a title insurance policy is required pursuant to the applicable Underwriting Guidelines, such title insurance policy conforms to the requirements set forth in such Underwriting Guidelines.
(p)No Defaults. There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event has occurred which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and none of Seller, the Trust or their predecessors have waived any default, breach, violation or event of acceleration.
(q)No Mechanics’ Liens. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage.
(r)Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement
Schedule 1-5

located on or being part of the Mortgaged Property is in violation of any applicable zoning and building law, ordinance or regulation.
(s)Payment Terms. Except with respect to HELOCs, principal and/or interest payments on the Mortgage Loan commenced or will commence no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan. With respect to adjustable rate Mortgage Loans, the Mortgage Interest Rate is adjusted on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest .125%), subject to the Mortgage Interest Rate Cap. Except with respect to HELOCs, the Mortgage Note is payable on the first (1st) day of each month in equal monthly installments of principal and/or interest (subject to an “interest only” period in the case of Interest Only Loans), which installments of interest (a) with respect to adjustable rate Mortgage Loans are subject to change on the Interest Rate Adjustment Date due to adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date and (b) with respect to Interest Only Loans are subject to change on the Interest Only Adjustment Date due to adjustments to the Mortgage Interest Rate on each Interest Only Adjustment Date, in both cases with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty (30) years from commencement of amortization. The Mortgage Note does not permit Negative Amortization.
(t)Customary Provisions. The Mortgage Note has a stated maturity. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and marketable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage. The Mortgage Note and Mortgage are on forms acceptable to the Buyer at its discretion.
(u)Occupancy of the Mortgaged Property. The Mortgaged Property is lawfully permitted to be occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Neither Seller nor the Trust has received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. Neither Seller nor the Trust has received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. With respect to any Mortgage Loan originated with an “owner-occupied” Mortgaged Property, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor’s primary residence.
(v)No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (i) above. No Mortgage Loan is cross-collateralized or is subject to a cross-default provision with any mortgage loan that is not a Mortgage Loan.
(w)Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly
Schedule 1-6

designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by a Custodian or Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.
(x)Transfer of Mortgage Loans. Except with respect to Mortgage Loans registered with MERS, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. With respect to each MOM Mortgage Loan, the related Assignment of Mortgage to MERS, if applicable, has been duly and properly recorded, or has been delivered for recording to the applicable recording office.
(y)Due-On-Sale. Except as permitted by the applicable Underwriting Guidelines, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.
(z)No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by Seller, the Trust, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.
(aa)Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the Purchase Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. Other than with respect to each Second Lien Mortgage Loan and HELOC, the lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to the applicable Underwriting Guidelines. Except with respect to HELOCs, the consolidated principal amount does not exceed the original principal amount of the Mortgage Loan. In the case of a HELOC, the consolidated principal amount of the Mortgage Loan does not exceed the Credit Limit of the HELOC.
(ab)Mortgaged Property Undamaged. The related Mortgaged Property is free of damage and waste so as to materially and adversely affect the value of the Mortgaged Property as security for the Underlying Mortgage Loan or the use for which the premises were intended. There is no proceeding pending for the total or partial condemnation of such Mortgaged Property.
(ac)Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination and collection practices used by the originator, each servicer of the Mortgage Loan, the Trust and Seller, as applicable, with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to each Second Lien Mortgage Loan), all such payments are in the possession of, or under the control of, Seller, the Trust or Servicer and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law. An escrow of funds is not prohibited by applicable law and if an escrow deposit has been established, it has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other
Schedule 1-7

charges or payments due the Trust have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited.
(ad)Conversion to Fixed Interest Rate. Except as allowed by the applicable Underwriting Guidelines or otherwise as expressly approved in writing by Buyer, with respect to adjustable rate Mortgage Loans, the Mortgage Loan is not convertible to a fixed interest rate Mortgage Loan.
(ae)Other Insurance Policies. No action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable special hazard insurance policy, private mortgage insurance policy or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Trust or Seller or by any officer, director, or employee of Seller or the Trust or any designee of Seller or the Trust or any corporation in which Seller or the Trust or any officer, director, or employee had a financial interest at the time of placement of such insurance.
(af)Servicemembers Civil Relief Act. The Mortgagor has not notified Seller or the Trust, and neither Seller nor the Trust has knowledge, of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003.
(ag)Appraisal. The Mortgage File with respect to such Mortgage Loan contains an either an evaluation or appraisal of the related Mortgaged Property meeting the requirements set forth by the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, unless such evaluation is not required by the applicable regulatory or licensing body. Such evaluation or appraisal must have been made and signed, prior to the approval of the application for such Mortgage Loan, by a qualified appraiser (a) who, at the time of such appraisal, met the minimum qualifications of the applicable Underwriting Guidelines, and the requirements of the Trust’s appraisal policy and (b) who satisfied (and which appraisal was conducted in accordance with) all of the applicable requirements of the Uniform Standards of Professional Appraisal Practice and all applicable federal and state laws and regulations in effect at the time of such appraisal and procedures. Such appraiser was licensed in the state where the Mortgaged Property is located, had no interest, direct or indirect, in such Mortgaged Property or in any loan made on the security thereof, and such appraiser’s compensation was not affected by the approval or disapproval of such Mortgage Loan. The evaluation or appraisal shall have been made within one hundred eighty (180) days of the origination of the Mortgage Loan. If the evaluation or appraisal was made more than one hundred twenty (120) days before the origination of the Mortgage Loan, the Trust shall have received and included in the Mortgage File a recertification of the evaluation or appraisal.
(ah)Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans, and the Trust maintains such statement in the Mortgage File.
(ai)Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property.
(aj)No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the
Schedule 1-8

Purchase Date (whether or not known to Seller or the Trust on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any private mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of Seller or the Trust, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer’s breach of such insurance policy or such insurer’s financial inability to pay.
(ak)Capitalization of Interest. The Mortgage Note does not by its terms provide for the capitalization or forbearance of interest.
(al)No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and neither Seller nor the Trust has financed nor does Seller or the Trust own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.
(am)Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent of Seller, except in connection with a refinanced Mortgage Loan.
(an)Origination Date. The origination date of a Mortgage Loan is no earlier than six (6) months prior to the related Purchase Date.
(ao)No Exception. The applicable Custodian has not noted any material exceptions on a Mortgage Loan Schedule with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or Buyer’s interest in the Mortgage Loan.
(ap)Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.
(aq)Other Encumbrances. Any property subject to any security interest given in connection with such Mortgage Loan is not subject to any other encumbrances other than a Permitted Encumbrance.
(ar)Description. Each Mortgage Loan conforms in all material respects to the description thereof as set forth on the related Mortgage Loan Schedule delivered to the applicable Custodian and Buyer.
(as)Underwriting Guidelines. Each Mortgage Loan has been originated in accordance with the Underwriting Guidelines (including all supplements or amendments thereto) in effect as of the date the Transaction is entered into and as previously provided to Buyer.
(at)Primary Mortgage Guaranty Insurance. If required by applicable Underwriting Guideline, after the funding of the Mortgage Loan and payment of any premium thereafter, each Mortgage Loan is insured as to payment defaults by a policy of primary
Schedule 1-9

mortgage guaranty insurance in the amount required where applicable, and all provisions of such primary mortgage guaranty insurance have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid.
(au)Predatory Lending Regulations; High Cost Loans. None of the Mortgage Loans are classified as High Cost Mortgage Loans.
(av)[Reserved].
(aw)Cooperative Mortgage Loans. With respect to each Cooperative Mortgage Loan, (i) the term of the related Proprietary Lease is longer than the term of the Cooperative Mortgage Loan, (ii) there is no provision in any Proprietary Lease which requires the Mortgagor to offer for sale the Cooperative Shares owned by such Mortgagor first to the Cooperative Corporation, (iii) there is no prohibition in any Proprietary Lease against pledging the Cooperative Shares or assigning the Proprietary Lease and (iv) the recognition agreement is on a form of agreement published by the Aztech Document Systems, Inc. or includes provisions which are no less favorable to the lender than those contained in such agreement.
(ax)Cooperative Filings. With respect to each Cooperative Mortgage Loan, each original UCC financing statement, continuation statement or other governmental filing or recordation necessary to create or preserve the perfection and priority of the first priority lien and security interest in the Cooperative Shares and Proprietary Lease has been timely and properly made. Any security agreement, chattel mortgage or equivalent document related to the Cooperative Mortgage Loan and delivered to the Trust or its designee establishes in the Trust a valid and subsisting perfected first lien on and security interest in the Mortgaged Property described therein, and the Trust has full right to sell and assign one hundred percent (100%) of the beneficial interest in the same.
(ay)Cooperative Assignment. With respect to each Cooperative Mortgage Loan, each acceptance of assignment and assumption of lease agreement contains enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization of the benefits of the security provided thereby. The acceptance of assignment and assumption of lease agreement contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Note in the event the Cooperative Unit is transferred or sold without the consent of the holder thereof.
(az)[Reserved].
(ba)No Adverse Selection. Such Mortgage Loan was not intentionally selected by the Trust, Guarantor or Seller in a manner intended to adversely affect the interest of the Buyer. Each of the Trust, Guarantor and the Seller used no selection procedures that identified such Mortgage Loan as being less desirable or valuable than other comparable Mortgage Loans originated by the Trust, Guarantor or Seller. Such Mortgage Loans, collectively with the other Mortgage Loans included on such Mortgage Loan Schedule, is representative of the Seller’s, Guarantor’s and the Trust’s, as applicable, portfolio of Mortgage Loans.
(bb)Single Original Mortgage Note. There is only one originally executed Mortgage Note; provided, however, that if there is more than one signed note, then each page of such additional note will have “Duplicate,” “Copy” or similar language clearly stamped on it.
(bc)Acceptable Investment. The Mortgagor is not in bankruptcy or insolvent and neither the Trust nor Seller has knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an
Schedule 1-10

unacceptable investment, cause the Mortgage Loan to become a Sub-Performing Mortgage Loan, or adversely affect the value or marketability of the Mortgage Loan.
(bd)Environmental Matters. The Mortgaged Property is free from any toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving any Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation existing as a prerequisite to use and enjoyment of said property.
(be)Regarding the Mortgagor. The Mortgagor is one or more natural persons or a trustee under a “living trust” and such “living trust” is in compliance with the related Underwriting Guidelines.
(bf)Insurance. Each of Seller and the Trust has caused or will cause to be performed any acts required to preserve the rights and remedies of Buyer in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of Buyer.
(bg)Simple Interest Mortgage Loans. None of the Mortgage Loans are simple interest Mortgage Loans.
(bh)Prepayment Fee. With respect to each Mortgage Loan that has a prepayment fee feature, each such prepayment fee is enforceable and was originated in compliance with all applicable federal, state and local laws and regulations and will be enforced by Seller and the Trust for the benefit of Buyer, and is only payable during the first three (3) years of the term of the Mortgage Loan. The Mortgagor received a benefit in exchange for accepting such prepayment fee.
(bi)Flood Certification Contract. Seller or the Trust shall have obtained a life of loan, transferable flood certification contract for each Mortgage Loan and such contract is assignable to Buyer.
(bj)Endorsements. Each Mortgage Note has been endorsed by a duly authorized officer of the Trust for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement.
(bk)Accuracy of Information. All material information provided to Buyer by Seller and the Trust with respect to the Mortgage Loans, including but not limited to, any information contained in the Mortgage File, is accurate in all material respects.
(bl)Single Premium Credit Insurance. No Mortgagor is required to purchase single premium credit insurance in connection with the origination of the related Mortgage Loan.
(bm)Patriot Act. Each of the Seller and the Trust has complied with all applicable anti money laundering laws and regulations, including, without limitation, the Patriot Act. No Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by OFAC (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations.
Schedule 1-11

(bn)MERS Designated Mortgage Loans. With respect to each MERS Designated Mortgage Loans, a mortgage identification number has been assigned by MERS and such mortgage identification number is accurately provided on the Mortgage Loan Schedule. The related Assignment of Mortgage to MERS has been duly and properly recorded. With respect to each MERS Designated Mortgage Loan, no Mortgagor has received any notice of liens or legal actions with respect to such Mortgage Loan and no such notices have been electronically posted by MERS.
(bo)MOM Mortgage Loans. With respect to each MOM Mortgage Loan, neither the Seller nor the Trust has received any notice of liens or legal actions with respect to such Mortgage Loan and no such notices have been electronically posted by MERS.
(bp)[Reserved].
(bq)Ability to Repay. Before originating the Mortgage Loan (other than with respect to a HELOC), the originator made a reasonable and good faith determination that the borrower would have a reasonable ability to repay the loan according to its terms, in accordance with the “ability to repay” standards of the federal Truth in Lending Act, 15 U.S.C. 1639c(a), and Regulation Z, 12 C.F.R. 1026.43, as may be amended from time to time.
(br)Qualified Mortgage. Except with respect to any Non-QM Mortgage Loan, HELOC or Second Lien Mortgage Loan or as allowed for in the Addendum, such mortgage loan is a “safe harbor” “Qualified Mortgage” as defined in Regulation Z, 12 C.F.R. 1026.43(e) as may be amended from time to time.
(bs)Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any Mortgage Loan outside of this Agreement. To the extent that an Underlying Mortgage Loan is secured by more than one Mortgaged Property, such Underlying Mortgage Loan provides for cross-collateralization and cross-default, and the entire Underlying Mortgage Loan and related Mortgaged Properties are subject to this Agreement, and such Underlying Mortgage Loan is cross-collateralized by each such Mortgaged Property in accordance with the terms of the Underlying Mortgage Loan documents.
(bt)DSCR Mortgage Loans. With respect to each DSCR Mortgage Loan, the related Mortgaged Property is solely for use as an investment property and Seller or Guarantor has provided Buyer or its designee with a statement from the Mortgagor certifying such purposes. No DSCR Mortgage Loan was originated primarily for a personal, family or household purpose, as defined in the Truth in Lending Act and its implementing Regulation Z, and each DSCR Mortgage Loan was originated for business purposes. The Mortgaged Property securing the related DSCR Mortgage Loan is non-owner occupied.
(bu) HELOCs; Revolving Term. With respect to HELOCs, the related Mortgagor may request advances up to the Credit Limit within the time period permitted by the Underwriting Guidelines. Each HELOC provides for an initial period (the “Revolving Period”) during which the Mortgagor is required to make monthly payments of interest payable in arrears and requires repayment of the unpaid principal balance thereof over a period following the Revolving Period (the “Repayment Period”) which is not in excess of the time permitted by the Underwriting Guidelines. No HELOC was in its Repayment Period. The Mortgage Interest Rate on each Mortgage Loan adjusts periodically in accordance with the Credit Line Agreement to equal the sum of the index and the related Gross Margin. On each Interest Rate Adjustment Date the Guarantor has made interest rate adjustments on the Mortgage Loan which are in compliance with the related Mortgage and Mortgage Note and applicable law.
Schedule 1-12

(bv)HELOCs; Draws In Compliance With Laws. Each Draw under the HELOC has been disbursed in accordance with all applicable laws, rules, and regulations, including, without limitation, all state and local licensing requirements.
(bw)HELOCs; Enforcement of Remedies. Each Credit Line Agreement permits the holder to enforce its full remedies, with respect to, among other things, material events of default by the Mortgagor, declines in the value of the related Mortgaged Property and material changes in the Mortgagor’s financial circumstances.
(bx)
Schedule 1-13

SCHEDULE 2

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE TRUST CERTIFICATE
(by)As of the Purchase Date for the Trust Certificate and at all times the Trust Certificate is subject to a Transaction, the Seller hereby represents and warrants to the Buyer that:
(a)Except as is otherwise expressly required by Buyer under this Agreement, the Seller has good and marketable title to, is the sole owner and holder of, the Trust Certificate, and has full right, power and authority to sell and assign the Trust Certificate. Other than consents and approvals obtained as of the related Purchase Date or those already granted in the documents governing the Trust Certificate, no consent or approval by any Person is required in connection with Seller’s sale of the Trust Certificate to Buyer, for Buyer’s exercise of any rights or remedies in respect of the Trust Certificate or for Buyer’s sale or other disposition of the Trust Certificate. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind with respect to the Trust Certificate, and no other impediment exists to any such transfer or exercise of rights or remedies.
(b)Seller has delivered the Trust Certificate to Buyer registered in the name of Buyer.
(c)The Trust Certificate constitutes 100% of the beneficial ownership interests in the Underlying Mortgage Loans conveyed to the Trust pursuant to the Trust Agreement, and the Trust Certificate has not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.
(d)Upon consummation of the purchase contemplated to occur in respect of the Trust Certificate on the Purchase Date therefor, Seller will have validly and effectively conveyed to Buyer all legal and beneficial interest in and to the Trust Certificate free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering the Trust Certificate, other than the security interests and Liens created in favor of Buyer pursuant to the Program Agreements or by or through Buyer.
(e)The Trust Certificate has been duly and validly issued in compliance with the Trust Agreement and as of the date of its issuance the Trust Certificate complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the issuance thereof including, without limitation, any registration requirements of the Securities Act of 1933, as amended.
(f)Other than in accordance with this Agreement and the Trust Agreement, there is no document that by its terms modifies or affects the rights and obligations of the holder of the Trust Certificate, or the terms of the Trust Agreement or any other agreement relating to the Trust Certificate and, since issuance, there has been no material change or waiver to any term or provision of any such document, instrument or agreement.
(g)With respect to the Trust Agreement, there exists no (i) monetary default, breach or violation, (ii) material non-monetary default, breach or violation, or (iii) event which,
Schedule 2-1

with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration under the Trust Agreement.
(h)No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over Seller is required for any transfer or assignment of the Trust Certificate.
(i)Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of the Trust Certificate is or may become obligated.

Schedule 2-2